TECHNICAL REPORT
ON THE
PINTO PROPERTY,
BRITISH COLUMBIA, CANADA

FOR

HAMMER HANDLE ENTERPRISES, INC.

BY

PAUL D. GRAY, P.GEO.
PAUL D. GRAY GEOLOGICAL CONSULTANTS

PINTO PROPERTY
49º 35’ 26” North Latitude; 118º 21’ 40” West Longitude
UTM: NAD 83, Zone 11, 5493850N.; 401720E.

N.T.S. Map Sheets:
082E08 and 082E.059

TECHNICAL REPORT

Paul D. Gray, P.Geo.

Paul D. Gray Geological Consultants
December 17, 2007

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Report 07-104

IMPORTANT NOTICE

This report was prepared as a property review and compilation report for Hammer Handle Enterprises Inc. (“Hammer”) by Paul D. Gray Geological Consultants (“PDGGC”). The quality of information, compilations and conclusions contained herein is consistent with the level of effort involved in PDGGC’s services and based on:

i)	information available at the time of preparation;
ii)	data supplied by outside sources;
iii)	the assumptions, conditions, and qualifications set forth in this report.

This report is intended to be used by Hammer Handle Enterprises Inc. subject to the terms and conditions of its contract with PDGGC. This contract permits Hammer Handle Enterprises Inc. to file this report in connection with:

i)	the filing of a prospectus with the United States Security and Exchange Commission and subsequent regulatory filings; and
ii)	an application with FINRA to list on the OTC:BB exchange.

All or part of this report may be quoted for the aforementioned uses.
Any other use of this report by any third party is at that party’s sole risk.

The author cautions the reader that no Property inspection or site visit has taken place, and therefore that this report represents only a compilation of publicly available information for the Project and Project area. The author highly recommends that a property inspection, complete with sampling verification program, take place as soon as possible. Further, it is recommended that upon completion of the Property Inspection, a National Instrument 43-101 Technical Report be prepared for the Pinto Property.

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TABLE OF CONTENTS

EXECUTIVE SUMMARY	iv

1.0 INTRODUCTION AND TERMS OF REFERENCE	1
1.1 TERMS OF REFERENCE	1
1.2 USAGE OF TECHNICAL REPORT	1
1.3 PROPERTY INSPECTION SCOPE	2
1.4 SOURCES OF INFORMATION	2
1.5 UNITS AND CURRENCY	2

2.0 DISCLAIMER	3
2.1 RELIANCE ON OTHER EXPERTS	3

3.0 PROPERTY DESCRIPTION AND LAND TENURE	4
3.1 DESCRIPTION	4
3.2 TENURE	4
3.3 AGREEMENTS AND PERMITS	9
3.4 PERMITTING AND ENVIRONMENTAL LIBILITY	9

4.0 LOCATION, ACCESSIBILITY, INFRASTRUCTURE AND PHYSIOGRAPHY	11
4.1 LOCATION AND ACCESS	11
4.2 CLIMATE	11
4.3 PHYSIOGRAPHY	12
4.4 INFRASTRUCTURE	12

5.0 HISTORY AND PREVIOUS EXPLORATION	13
5.1 REGIONAL EXPLORATION HISTORY	13
5.2 FRANKLIN CAMP PRODUCTION RECORDS	17
5.3 PROPERTY EXPLORATION HISTORY	19

6.0 GEOLOGICAL SETTING	26
6.1 REGIONAL GEOLOGY	26
6.2 PROPERTY GEOLOGY	30

7.0 DEPOSIT TYPE AND MODEL	35
7.1 INTRODUCTION	35
7.2 PINTO PROPERTY MODEL SUMMARY	35

8.0 MINERALIZATION	36
8.1 INTRODUCTION	36
8.2 PINTO AREA MINERAL DEPOSIT OCCURENCES	36
8.3 PINTO PROPERTY MINERALIZATION	38

9.0 CURRENT EXPLORATION	39

9.1 EXPLORATION PROGRAM	39

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10.0 DRILLING	39
10.1 INTRODUCTION	39

11.0 SAMPLING METHOD AND APPROACH	39

12.0 SAMPLE PREPARATION, ANALYSES AND SECURITY	39
12.1 PREVIOUS CHECK ASSAY PROCEDURES AND CHECK SAMPLE PROGRAMS	40

13.0 DATA VERIFICATION	40

14.0 ADJACENT PROPERTIES	41
14.1 INTRODUCTION	41

15.0 MINERAL PROCESSING AND METALLURGICAL TESTING	44

16.0 MINERAL RESOURCE AND RESERVE ESTIMATES	44

17.0 OTHER RELEVANT DATA	44
17.1 DATABASE	44
17.2 ASSAY DATA VERIFICATION	44
17.3 CHECK ASSAYS	44

18.0 INTERPRETATIONS AND CONCLUSIONS	45

19.0 RECOMMENDATIONS	47

20.0 REFERENCES	53

21.0 CERTIFICATE OF AUTHOR, DATE, AND SIGNATURE PAGE	53

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LIST OF FIGURES

Figure 3-1: PINTO PROJECT, BRITISH COLUMBIA LOCATION MAP	5
Figure 3-2: PINTO PROJECT, BOUNDARY DISTRICT LOCATION MAP	6
Figure 3-3: PINTO PROJECT, PROPERTY LOCATION AND ACCESSS MAP	7
Figure 3-4: PINTO PROJECT, TENURE AND ACCESS MAP	8
Figure 5-1: PINTO PROJECT, AREA MINFILE LOCATIONS	18
Figure 5-2: PINTO PROJECT, HISTORIC SILT AND SOIL AU GEOCHEMISTRY	22
Figure 5-3: PINTO PROJECT, SILT, SOIL AND ROCK SAMPLE LOCATIONS	23
Figure 5-4: PINTO PROJECT, SILT SOIL AND ROCK AU GEOCHEMISTRY	24
Figure 5-5: PINTO PROJECT, OLD WORKINGS AU GEOCHEMISTRY	25
Figure 6-1: PINTO PROJECT, REGIONAL GEOLOGY MAP	28
Figure 6-2: IDEALIZED STRATIGRPAHIC SECTION, FRANKLIN GROUP	29
Figure 6-3: FRANKLIN CAMP GEOLOGY MAP	32
Figure 6-4: PINTO PROPERTY GEOLOGY MAP - B.C.G.S. DATA	33
Figure 6-5: PINTO PROPERTY GEOLOGY MAP – KEATING, 1983	34

LIST OF TABLES
Table 3-1: PINTO PROPERTY MINERAL TITLES INFROMATION	4
TABLE 5-1: LIST OF RELEVANT PROXIMAL MINERAL PROPERTIES	16
TABLE 14-1: BC MINFILE FRANKLIN CAMP PAST PRODUCERS	41
TABLE 14-2: BC MINERAL TITLES PROXIMAL TO PINTO PROJECT	41
TABLE 19-1: PROPERTY INSPECTION AND TECHNICAL REPORT – PHASE I	50
TABLE 19-2: PROPERTY AND AREA DATA GIS COMPILATION – PHASE II	50
TABLE 19-3: PINTO PROPERTY EXPLORATION – PHASE IIIA	51
TABLE 19-4: PINTO GRID GEOCHEMISTRY – PHASE IIIB	51
TABLE 19-5: PINTO GRID GEOPHYSICS – PHASE IIIC	51
TABLE 19-6: TECHNICAL REPORT GENERATION – PHASE IIID	51
TABLE 19-7: PINOT GRID GEOCHEMISTRY/GEOPHYSICS – PHASE IVA	52
TABLE 19-8: TRENCHING AND DIAMOND DRILLING – PHASE IVB	52
TABLE 19-9: TECHNICAL REPORT – PHASE IVC	52

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EXECUTIVE SUMMARY

The Pinto Project (the “Property or the Project”) is located in south central British Columbia, Canada, approximately 62 kilometres north of Grand Forks, B.C. at roughly 49º35’26” N. Latitude; 118º21’40” W. Longitude. Property access is possible by paved Provincial Highway and well maintained gravel Forest Service Roads.

The Property is 100% owned by Hammer Handle Enterprises Inc. and is comprised of three (3) contiguous British Columbia M.T.O. issued Mineral Claims (Tenure’s 529410, 553574 and 553575) occupying a total of 230.3556 ha. (569.221 acres). The mineral claims are in good standing with respect to the British Columbia Mineral Tenure Act through March 4, 2008 (#529410) and March 5, 2008 (553574 and 553575), respectively.

On October 31, 2007 Hammer Handle Enterprises Inc. a British Columbia registered company agreed to purchase the “Pinto Property” from David Zamida. The “Bill of Sale” for the purchase was initiated on November 8, 2007 by David Zamida, whereby Hammer Handle Enterprises purchased the Pinto Mineral Claim as to 100%, with a 1% Net Smelter Royalty in favour of David Zamida, 0.5% of which is purchasable for CAN$2,000,000.00.

The Property lies within two (2) kilometers northeast, and within the same general lithological package, as the historic Franklin Mining Camp. The Franklin Camp overlies a sequence of Triassic aged sediments and volcanics of the Franklin Group. These sediments are enclosed by Jurassic-Cretaceous Nelson plutonic rocks and by Eocene Coryell intrusives, Eocene volcanics and sediments overlie the Franklin Group. The Pinto Property is predominantly underlain by the Mid-Jurassic Nelson Plutonic suite.

The Franklin Camp has a long history of mineral exploration and development. Highlights include four (4) past producers of precious (gold and silver), base (copper, lead, zinc) and platinum group elements (P.G.E.s) as well as numerous showings and mineral occurrences in the area which have been worked periodically since late in the 1800’s. The Mineral Resource Assessment of the British Columbia Geological Survey characterizes the area of the Pinto Property in the highest category of mineral potential in the Province.

The Pinto mineral claim covers one (1) zone identified as hosting anomalous concentrations of shear zone/fracture related vein hosted precious and base metal mineralization. Precious metals assays from trace of up to 6.82 g/t gold and 6.90 g/t silver have been reported on the Property from selected grab samples. The Property is permissive for the expansion of this defined mineralized zone and potentially for the discovery of additional zones of mineralization. Significant exploration work is required to adequately define the mineral potential of the Pinto Property.

The area currently within the Pinto Property boundary has been reportedly explored for precious and base metals intermittently from the early 1900’s through 1989. Prospecting, geological mapping, geochemical (rock, soil and stream sediment samples) and geophysical (E.M. surveys) exploration programs have all been conducted. The exploration programs have been run by independent companies and individuals in a largely piecemeal fashion. The Project has not seen

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a large scale, systematic exploration program to date and would greatly benefit from such an analysis.

In November of 2007, Paul D. Gray Geological Consultants were commissioned to author a technical compilation and review report on the Pinto Property. The research and data compilation program have lead the author to the conclusion that the Pinto Property represents an early stage, and under-explored precious metal (and potential base metal) exploration target, one which warrants a systematic and phased series of mineral exploration programs to adequately appraise the Project’s economic potential.

A proposed exploration campaign, including GIS desk study, Property inspection and 43-101 report generation and geological and geochemical exploration program budgeted at $124,000.00 (including this report) is recommended by the author for the Pinto Property. The exploration programs (and budgets), presented herein, are designed to test the Pinto Property’s precious and base metal mineral potential and should yield enough information to guide all subsequent mineral exploration programs on the Property.

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1.0 INTRODUCTION AND TERMS OF REFERENCE

1.1 TERMS OF REFERENCE

This report was prepared to provide a technical report of the Pinto Project, Boundary District, South Central British Columbia, Canada (the “Property” or the “Project”) to Hammer Handle Enterprises Inc., with its offices at:

1212 Haida Avenue
Saskatoon, Saskatchewan
Canada
S7M 3W7

This report was authored by Paul D. Gray Geological Consultants., (“PDGGC”).
Paul D. Gray, P.Geo., the qualified person and author of this report resides at:

#1 - 1081 West 8th Avenue
Vancouver, British Columbia
Canada, V6H 1C3

1.2 USAGE OF TECHNICAL REPORT

The purpose of this report is to present an independent property review technical report on the Pinto Property. The report is intended for Property reference and in connection with Hammer Handle Enterprises Inc. filing a prospectus with the United States Securities and Exchange Commission (SEC) and subsequent regulatory filings. The report is further intended to be utilized in connection with Hammer Handle’s anticipated application to list on the OTC:BB exchange.

PDGGC grants authority for Hammer Handle Enterprises Inc. to utilize this report for the aforementioned uses, and all or part may be quoted for these purposes.

The author cautions the reader that no Property inspection or site visit has taken place, and therefore that this report represents only a compilation of publicly available information for the Project and Project area. A Property inspection, complete with sampling verification program, is highly recommended by the author to take place as soon as possible. Further, it is recommended that upon completion of the Property inspection, a N.I. 43-101 compliant Technical Report be prepared for the Pinto Property.

This report is considered current as of December 17, 2007.

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1.3 PROPERTY INSPECTION SCOPE

Mr. Paul D. Gray, P.Geo., author of this report, has not conducted a property inspection on the Pinto Property. A Property inspection is highly recommended to be conducted as soon as practically possible. With no on site inspection or site visit completed by the author, this report represents a robust compilation and comments thereon of the publicly available data for the Pinto Property.

1.4 SOURCES OF INFORMATION

This report is based, in part, on published British Columbia Government reports and maps combined with BC Government A.R.I.S. Assessment Report files as listed in the "References" section at the conclusion of this report. Segments from reports authored by other professionals have been quoted in this report, and are so indicated where used.
The author conducted a research study of all available reports, publications and other documented results concerning the project throughout July 2007. These studies were untaken at the Vancouver G..S.C. Library, the B.C. Geological Survey Library, Victoria and on-line via various B.C. Government websites. The author had conversations with Hammer Handle Enterprises Inc.’s principals regarding the Pinto Project, the related corporate files as well as discussions on Hammer Handle Enterprises Inc.’s plans for the Property. All utilized reports, documents, and other sources of information are detailed in the “References” section of this report.

No information beyond the government reports and A.R.I.S. property assessment reports mentioned above were located during the course of the research study, and the report is based heavily on the content of these reports. Additionally, other relevant Boundary District assessment reports and Project proximal technical reports were reviewed and borrowed from for this report.

Without a site inspection conducted, the author cautions the reader that the information is presented as a desk study and Property compilation only, and that the quoted and referenced data presented herein remains to be verified. The report does however represent a significant geological, exploration and historical compilation of the Project and Project area and will serve as a useful reference for all future work on the Project.

1.5 UNITS AND CURRENCY

Unless otherwise stated all units used in this report are metric. Gold assay values are reported in parts per billion (“ppb”) Au unless “g/t”, “grams per tonne” or “g Au/t” are specifically stated. CDN $ are used throughout this report unless the US $ is specifically stated.

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2.0 DISCLAIMER

The author has relied on publicly available information on the Pinto Project; specifically that of the A.R.I.S. Assessment Reports and B.C. Government Publications listed in the “References” section. The author has reviewed these reports and believes them to be accurate and reliable in their collection, disclosure and analysis of results. PDGGC cannot guarantee the accuracy and comprehensiveness of these reports and reserves the right, however shall not be obligated to, revise this report and its conclusions should new information become available after the date of this report.

Although careful review of the British Columbia Mineral Titles (MTO) title information was conducted by the author to the fullest extent possible via their on-line service, an independent verification of land title and tenure was not performed. The MTO “Bill of Sale” between Hammer Handle Enterprises Inc. and David Anthony Zamida was provided by Hammer Handle Enterprises Inc. as was Invoice # 30016 “For Sale of Mineral Claims in the Province of British Columbia” between David Anthony Zamida and Hammer Handle Enterprises Inc., and dated October 31, 2007. Both of these documents were reviewed by the author and are available in Hammer Handle Enterprises Inc.’s offices.

The author relied greatly on the reports and publications listed in the References section of this report. The conclusions and recommendations within this report are however, exclusively the author’s. The results and opinions outlined in this report are dependent on these aforementioned data and their interpretations being, accurate and complete as of the date of this report.

A draft of this report was delivered to Hammer Handle Enterprises Inc. on December 3, 2007. Edits presented to the author from this review did not result in any adjustments to the conclusions or recommendations presented herein.

All statements and opinions within this document are presented honestly with no false or misleading declarations included.

2.1 RELIANCE ON OTHER EXPERTS

The author was personally responsible for all research, data compilation and authoring of this compilation report. The author found the work programs and reports utilized in this report (see References Section) as professionally conducted and reported. It is assumed by the author that these reports were generated and reported to industry standards by reliable and qualified individuals.

The entire contents of this rely on researched reports and related materials. The author did not conduct a Pinto Property inspection as part of this study.

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3.0 PROPERTY DESCRIPTION AND LAND TENURE

3.1 DESCRIPTION

The Pinto Property is located in the Greenwood Mining Division, in the Boundary District, of South Central British Columbia, Canada. The mineral claim comprising the Property is centered at UTM Zone 11, 5493850N. 401720E. (49º 35’ 26” N. Latitude; 118º 21’ 40” W. Longitude), and situated on N.T.S. map sheet 082E (1:250,000), 082E/8 (1:50,000) and 82E.059 (1:20,000). The Property consists of eleven (11) MTO Cell Claims comprising three (3) B.C. MTO Mineral Claims, “CAYENNE” (#529410), “CAYENNE 2” (#553574) and “CAYENNE 3” (#553575), which together cover 230.3556 Hectares (564.221Acres) and are collectively known as the “PINTO Property”. The Pinto Property is 100% owned by Hammer Handle Enterprises Inc. Figures 3-1, 3-2, 3-3 and 3-4 illustrate project location and infrastructure at four scales.

3.2 TENURE

The Pinto Property (Tenure numbers 529410, 553574 and 553575) consist of eleven (11) contiguous MTO Cell mineral claims. The “Cayenne 1-3” Mineral Titles were staked by David Anthony Zamida on March 4, 2006 (B.C. MTO event number 4073093) through the B.C. Government’s Mineral Tenure Staking On-Line System (MTO). As per a Bill of Sale dated November 15, 2008 Hammer Handle Enterprises Inc. purchased the Pinto Property Mineral Claims for $5,000.00, resulting in a 100% ownership of the subject claims, with a 1% Net Smelter Royalty in favour of David Zamida (0.5% of the Royalty is purchasable by Hammer Handle Enterprises Inc. for $2,000,000 at any time prior to October 31, 2017).

Table 3.1 summarizes the current claim status of the mineral titles comprising the Pinto Property and Figure 3-4 illustrates the Mineral Title location of the Pinto Property. The current claims expire on March 4, 2008 and March 5, 2008, respectively.

Table 3-1: Pinto Property - Mineral Titles Information
Tenure Number	Claim Name	Expiry Date	Mining Division	Area (ha.)
529410	Cayenne	2008/MAR/04	Greenwood	62.8238
553574	Cayenne 2	2008/MAR/05	Greenwood	62.8186
553575	Cayenne 3	2008/MAR/05	Greenwood	104.7132
The MTO cell claims which together comprise the Pinto Property are centred at UTM (NAD83 Zone 11) coordinate 5493850N. 401720E. and have the following UTM (NAD83 Zone 11) Corner coordinates:

Northwest Corner: 401010 E.; 5494580 N.
Southwest Corner: 400980 E.; 5493190 N.
Northeast Corner: 402360 E.; 5494560 N.
Southeast Corner: 402790 E.; 5493170 N.

N.B. The Pinto mineral claim is irregularly shaped; the above coordinates present the extreme northwest, southwest, northeast and southeast corners, respectively.

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YUKON
N.W.T.
N
60°
BRITISH COLUMBIA
ALBERTA
Prince Rupert
Prince George
PINTO PROPERTY
Kamloops
49°
VANCOUVER
Victoria
WASHINGTON
SEATTLE
120°
KILOMETRES
Legend
Road
Border
City
Property Location

PDG Geological Consulting **Pinto Project Technical Report 2007**	TITLE Pinto Project - Property Location

		FILENAME: PNBCLOC.CDR	PROJECT NUMBER 07-104	DRAWING NUMBER 3-1

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INTERIOR
PLATEAU
OKANAGAN
COLUMBIA
MOUNTAINS
MONASHEE
CHRISTINA RANGE
VALKYR RANGE
0
25
50
kilometres
N

PINTO Claims Location
Roads
Lakes
Rivers

PDG Geological Consulting Pinto Project Technical Report 2007			TITLE Pinto Project Property Location, Boundary District		
		FILENAME: PNBCLOC2.CDR	PROJECT NUMBER 07-104	DRAWING NUMBER 3-2

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PINTO PROPERTY
MINERAL CLAIMS
PENTICTON
OSOYOOS
GRAND FORKS
PLATEAU
OKANAGAN
BEAVERDELL
MIDWAY RANGE
MONASHEE
MOUNTAINS
CHRISTINA RANGE
N
0
10
20
kilometres

Roads
Lakes
Rivers

PDG Geological Consulting Pinto Project Technical Report 2007		TITLE Pinto Project Property Location and Access		
		FILENAME: PNBCLOC3.CDR	PROJECT NUMBER 07-104	DRAWING NUMBER 3-3

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PINTO PROJECT
MINERAL
CLAIMS
N
Kilometres

Mineral Tenures (Numbers)
Roads
Lakes
Rivers

PDG Geological Consulting Pinto Project Technical Report 2007		TITLE Pinto Project Tenure and Access Map			
		FILENAME PNTITLES.CDR	PROJECT NUMBER 07-104	DRAWING NUMBER 3-4

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In order to maintain the Pinto Property mineral tenure in good standing with respect to the Provincial Government of British Columbia, certain annual cash payments or equivalent expenses in on-the-ground based exploration work must be applied to the claims (by filed Assessment Reports in the case of exploration work). Expenses from valid exploration programs can be applied to the mineral titles within one calendar year of when the work was performed and can extend the expiration dates of the Property for up to a maximum of ten (10) years.

By the Mineral Tenure Act of the Province of British Columbia, Hammer Handle Enterprises Inc. has the right to access for the purposes of conducting mineral exploration the land it has staked.

3.3 AGREEMENTS AND PERMITS

A MTO Bill of Sale between David Zamida and Hammer Handle Enterprises Inc. with respect to the Pinto Property as to 100% ownership transfer was initiated on November 8, 2007 (Event #4179187) and was completed on November 15, 2007 (Event #4180276). This transfer of ownership followed a Bill of Sale of the Pinto Mineral Title (Invoice #30016) between David Anthony Zamida and Hammer Handle Enterprises Inc., dated October 31, 2007.

3.4 Permitting and Environmental Liabilities

No current permits or Provincial Notices of Work exist on the Pinto Project nor, in the author’s opinion, does the Property have any outstanding environmental liabilities attached (as all previously held mineral tenures or crown granted mineral claims lapsed before the claim was acquired in 2007).

Should a large scale exploration program be mounted on the Pinto Property, Provincial permits will be required to conduct such work. All exploration and development permits for the Pinto Project would be issued by the Cranbrook Regional office of the Greenwood Mining Division of the B.C. Ministry of Energy, Mines and Petroleum Resources. The Southeast Mining and Minerals Division Cranbrook Regional office is located at:

Southeast Mining and Minerals Division
2nd Floor
42 8th Avenue South
Cranbrook, British Columbia
V1C 2K3
Telephone: (250) 426-1557
Fax: (250) 426-1652

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There are no First Nations Reserves located on or near the Pinto Property. The current Property boundaries exist within an area not currently under any Statement of Intent (SOI) for any First Nation. Any and all proposed work programs should however include correspondence and consultation with any local First Nations.

The Pinto Project lies in the Southern Interior Forest Region, Arrow Boundary Forest District, Boundary Timber Supply Area of the British Columbia Ministry of Forests. The right of access for mineral exploration on the mineral claim is held by Hammer Handle Enterprises Inc. As with any British Columbia mineral tenure, these rights are subject to compensation to the surface rights holders to the surface rightsas a result of its mining and related activities.

Information on Forestry activities can be determined by contacting:

Arrow Boundary Forest District
845 Columbia Avenue
Castlegar, BC
V1N 1H3
Canada

Telephone:  (250) 365-8600
Facsimile:   (250) 365-8568
Email: Forests.ArrowBoundaryDistrictOffice@gov.bc.ca

The Pinto Property, rightslies between the Granby and Glandstone Class ‘A’’ Provincial Parks. The Property lies approximately twenty (20) kilometres northwest of Gladstone Provincial Park and approximately eight (8) kilometres east of Granby Provincial Park. The proximity to these B.C. Parks should be taken into account with any potential development or exploration plans. Exploration in B.C. in general, requires a high level of environmental conscientiousness by any exploration, development or mining projects.

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4.0 LOCATION, ACCESSIBILITY, INFRASTRUCTURE AND  PHYSIOGRAPHY

4.1 LOCATION AND ACCESS

The Pinto Property is situated in the Boundary District of South Central British Columbia, approximately 62 kilometres north of Grand Forks, B.C. at UTM Zone 11, 5493850N. 401720E. (49º 35’ 26” N. Latitude; 118º 21’ 40” W. Longitude). The town of Grand Forks, (population ~4,000) lies approximately 320 kilometres east of Vancouver, B.C. on the Canada-United States Border and is located on a major transportation route - British Columbia Provincial Highway 3 (“The Crowsnest Highway”).

Access to the Pinto Property is afforded by the paved “Granby Road.” for a distance of about 40 kilometres north from Grand Forks along the Granby River valley. At this point, the “28 Mile Bridge” crosses the Granby River and the Granby Forest Service road leads one (1) kilometre to a right (north) where the gravel Burrell Creek Forest Service Road should be followed for 35 kilometres up the Burrell Creek valley. This road is in good condition, but improvements may be required. There is alternative access via gravel road north from the property to Edgewood, B.C. on Lower Arrow Lake which is connected to British Columbia Provincial Highway No. 6, which continues to Vernon, B.C.

N.B. The current access conditions of the Property have not been established by the author. It is assumed that access remains open as described above.

4.2 CLIMATE

The climate of the Pinto Property is typical of the mountainous regions southcentral/southwest British Columbia, with warm wet summers and cold, long winters. Snow has been reported to accumulate to over two (2) metres in the mountains and valleys of the Property. Year round development and mining would however be possible. Field exploration seasons are best conducted from May through November as snow accumulations on the Property have been reported from November through May.

The closest reporting Environment Canada weather station to the Project is located in Grand Forks, B.C (approximately 62 kilometres South of the Property). At this location the mean annual precipitation is 391.1 mm and 118.7 cm of snow, and average annual temperatures range from -5.0°C to 19.5°C, with a mean of 7.7°C (Environment Canada, 2007). Grand Forks averages 105.9 days of precipitation. Conditions can be expected to be similar on the Pinto Property as in Grand Forks with increased snowfall and precipitation due to the higher property elevations and more northerly location.

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4.3 PHYSIOGRAPHY

The Pinto Property is situated in the southern Monashee Mountains of the Columbia Mountains Chain, on the western flank of the Christina Range, an area of typically rugged and steep relief. The terrain over the Property consists of moderately steep-sided mountains, covered in second-growth forest and clear-cut timber harvest areas. Elevations within the Property boundaries range from 930 metres above sea level at the southern boundary of the claim to a maximum of 1,250 metres above sea level at the north-central portion of the Property.

The Property is heavily wooded with mixed coniferous forest on the slopes and deciduous trees (aspen, cottonwood, and birch) defining the valley bottoms. Douglas fir, western larch, lodgepole pine, white spruce and western red cedar are the common species of tree seen on the Property.

4.4 INFRASTRUCTURE

The Pinto Property is accessed by a fair weather gravel road, the paved Granby Road lies within 35 kilometres of the Project. Three Phase power lies approximately 41 kilometres south at the North Fork Valley. Water sources for exploration program may be found in Burrell Creek which transects the central portion of the Pinto mineral claimsdraining them (See Figure 3-3).

The proximity of paved Granby Road and the population (and potential personnel) centre of Grand Forks, B.C., combined with the open and well maintained forest service roads and ample hydroelectric potential in the area characterize this Project’s infrastructure as excellent.

The closest full-service airports are located in Kelowna, Penticton or Castlegar, respectively. Grand Forks offers all normal services and supplies including a hospital and adequate accommodations and food establishments to support all exploration programs. Additionally, active train service is available from Grand Forks.

Figure 3-3 and 3-4 illustrate the described infrastructure in relation to the tenure boundaries.

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5.0 HISTORY AND PREVIOUS EXPLORATION

5.1 REGIONAL EXPLORATION HISTORY

The Pinto Property is located within the Boundary District, which has a long history of mining activity and mineral exploration spread over several distinct mining camps. In particular these are the Greenwood Camp (approximately 55 kilometres southwest of the Pinto Property), the Rossland Camp (approximately 98 kilometres southeast), and the Republic camp of Washington State (approximately 105 kilometres south). The only active gold mine in the Boundary District area is the Emanuel Creek deposit of Kinross near Curlew, Washington State, approximately 90 kilometres south of the Pinto Property.

The Franklin Camp lies in the northern portion of the Boundary District in south central British Columbia in a region known to host a significant number of mineral occurrences, showings and past producers (as defined by the B.C. MINFILE). The most noteworthy of the past producers of this Mining Camp was the Union Mine (staked in 1906) where approximately 122,555 tonnes grading 14.1 g/t Au and 353.4 g/t Ag produced 43.3 million grams of silver, 1.7 million grams of gold, 298,664 kilograms of zinc, 168,257 kilograms of lead, and 12,665 kilograms of copper Between 1913 and 1947 (predominantly in the 1930’s).

Previous authors (Caron, 2003; Peatfield, 1978; Church, 1986; Fyles, 1984; Parker and Calkins, 1964; Bancroft, 1914; Brock, 1906; Muessig, 1967) have compiled first-rate discussions of the historical mineral exploration of the Franklin Camp and region exploration. While the following section summaries these works, the reader is recommended to consult these publications.

Exploration Franklin Camp began in 1896 when the Banner and McKinley mineral claims were staked. The following ten years saw a period of intense mineral claim staking which succeeded in covering the majority of the now defined areas of mineralization. Crown granted mineral claims were applied for and granted during this ten year period, and a portion of these Crown grants remain active to this day.

Mineral exploration and development work on the claims staked during this early “rush” culminated with numerous open cuts, shallow shafts and adits developed on the properties. The extent of the early exploration activity on the area is reflected in both the number old workings and in the number of MINFILE occurrences in the Franklin Camp, 41 separate BC MINFILE occurrences are catalogued in the Franklin Camp area. The early exploration and development programs were focused on multiple areas within the camp with three distinct styles of mineralization; 1) quartz veins and silicified structurally controlled zones hosting gold and silver (vein type - Union Mine); 2) massive shear zone hosted chalcopyrite; and 3) lead-zinc skarn mineralization.

In 1900, a government sponsored access trail was opened to the Franklin Camp from Grand Forks. 1906 saw a considerable amount of exploration work conducted, so much so that the “Gloucester City townsite” at the junction of Burrell and Gloucester Creeks was surveyed in. By 1908 the trail from Grand Forks had been upgraded to a wagon road and a number of properties (the Maple Leaf, Banner, Gloucester and McKinley) had been considerably advanced by

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exploration. Government Geologist C.W. Drysdale spent the 1911 field season in the Franklin Camp completed the first area geological mapping for the Geological Survey of Canada. His report (Drysdale, 1915), remains one of the only comprehensive reports on the Franklin Camp and chronicles the early exploration and development history of the camp.

By 1914, the main active projects were the Union, McKinley and the Banner properties, all of which were hampered by prohibitive transportation costs to and from the isolated camp.

In 1918, the Great War prompted the Imperial Munitions Board in London to initiate a broad reaching platinum exploration program which included the Franklin Camp (Thomlinson, 1920). Tomlinson reported a Maple Leaf sample of 0.17 oz/t Pt. This proved the potential on the property, and within the Camp, for platinum group elements (PGE’s) mineralization.

By 1927, the Union Mine transferred ownership to an aggressive Hecla Mining Company. Over the following four seasons Hecla conducted considerable exploration and development on the Union property, including the construction of a 145 tonne per day flotation mill. In 1930 the Union Mine was into a production phase. By 1933, a cyanide plant was constructed to treat the tailings from the milling operation with reprocessing of the tails run from 1934-36 (Pike, 1935; Minfile 082ENE003).

Post-World War II, saw a period of quiescence in the Franklin Camp. The 1960’s brought a renewed interest in the exploration of the Franklin Camp, not only with modern exploration methods applied but with the focus shifting from precious metal veins to platinum and copper deposits. Spud Huestis initiated this change when in the early 1960’s he staked a large land package for Franklin Mines Ltd. primarily for bulk tonnage P.G.E. potential. The late 1960’s saw extensive exploration completed, including mechanical trenching, geophysical/geochemical surveys and diamond drilling towards this end (Chilcott, 1965; Chilcott and Lisle, 1965).

Road construction, trenching, and diamond drilling throughout the Franklin Camp was Franklin Mine Ltd.’s focus in 1965. In 1968, Newmont Mining Corp. of Canada Ltd. Moved into the Mt. McKinley/ Mt. Franklin (southern) areas of the Camp targeting the similarities between the Franklin Camp lithologies and those of the Phoenix deposit, near Greenwood, B.C. Newmont conducted widespread fieldwork, including geophysics, geological mapping and significant physical work, additionally helicopter borne magnetometer surveys were completed. The work was primarily focused in the McKinley and Banner areas.

Pearl Resources bought the Union Mine in 1979 and spent the following three years completing a compilation of previous work at the mine, as well as conducting considerable new exploration of their own. Underground workings at the Union Mine were reopened and made safe while surface work (rock and soil geochemistry followed by five [5] diamond drill holes) was completed. Pearl’s exploration work targeted the faulted-off western extension of the main Union vein (Lisle, 1979, 1980a,b; Lisle and Seraphim, 1980). 1984 saw 19 underground diamond drill holes, totaling 1,076 metres, combined with 34 underground percussion holes, together 397 total metres (Drown, 1985).

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In 1985, 24K Mining Inc. (later Sumac Ventures Inc.) optioned the Union Mine property from Pearl Resources and built a cyanide leach facility to reprocess the Union Mine tails. A series of technical and environmental problems hampered this program which was terminated in 1989. This marked the last time development work has been reported at the Franklin Camp’s Flagship Union Mine.

In 1986, Longreach Resources had accumulated a large land position in the northern portion of the Franklin Camp and testing the PGE potential thereof with diamond drilling programs. Their work covered areas including the Maple Leaf, Averill and Buffalo showings. The work culminated with Placer Dome Inc. optioning the Longreach holdings in 1987, who subsequently mounted an exhaustive mineral exploration program focused exclusively on the PGE potential (The Platinum Blonde Project), which included soil sampling, ground magnetometer and electromagnetic surveys, geological mapping, and 10 holes (1,209 meters) of diamond drilling. By 1987, Placer’s focus had adjusted from PGEs potential to “Union Mine” type epithermal gold targets. Placer’s work in the area ended in 1989.

The 1990’s saw exploration work by Canamax Resources Inc. (IXL claims) and Sway Resources
(Deadwood-Homestake-Banner areas). Canamax began the 1990’s with airborne geophysical surveys, soil and rock chip sampling, and geological mapping (Harris, 1991; Johnson, 1991). Sway Resources drilled at least 29 diamond drill holes and 14 percussion holes by the mid 1990’s. This vintage of exploration is not well reported.

In 2001 Tuxedo Resources Ltd. acquired a large Franklin Camp land package and utilized it for listing purposes. Tuxedo conducted an airborne geophysical survey and subsequently prepared a 43-101 Technical Report on their holdings (Peatfield, 2002).

The B.C. Geological Survey Mineral Resource Assessment characterizes the area of the Pinto property in the highest category of mineral potential in the Province

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Table 5-1: Selected List of Relevant Mineral Properties Proximal to the Pinto Project (BC MINFILE)

Property	BC MINFILE #	Commodities
McKinley*	082ENE001	Cu Ag Pb Zn Au
Banner	082ENE002	Au Ag Pb Zn Cu
Union*	082ENE003	Ag Au Zn Pb Cu Pt Pl
Little	082ENE004	Pb Zn
Gloucester	082ENE005	Au Ag Cu Mo Zn Pb Pt
G.H.	082ENE006	Cu
Averill	082ENE007	Cu Ag Pt Pl
Buffalo	082ENE008	Cu Pt Pl
Maple Leaf*	082ENE009	Au Ag Cu Pt Pl
Royal Tinto	082ENE010	Fe
Bullion	082ENE013	Ag Au Cu Pb Zn
ALCO	082ENE014	Cu Mo Au
Verde	082ENE020	Au Ag Cu Pb Zn
Yellow Jacket	082ENE021	Cu Pb Zn
IXL	082ENE033	Cu Au Pb Zn
Jimmy	082ENE042	Ag Zn Pb Cu
Aldie	082ENE050	Au Ag Zn Pb Cu
Homestake*	082ENE051	Au Ag Pb Zn Cu
Alpha	082ENE052	Au Ag Cu
Golden	082ENE053	Pt Cu
Blue Jay	082ENE054	Cu Ag
Mountain Lion	082ENE055	Pt
Lucky Jack	082ENE056	Cu Pt Au
White Bear	082ENE057	Cu Au Ag
Nellie	082ENE059	Cu
Columbia	082ENE060	Pt Cu
Ottawa	082ENE061	Pt Cu
Franklin Camp Limestone	082ENE062	LMS
Deadwood	082ENE063	Au Ag Pb Zn Cu
Laura	082ENE066	Ag Au Pb Zn
Beaver	082ENE080	Cu Au
Lucky Jack	082ESE056	Cu Pt Au
Iron Cap	082ESE058	Fe Cu
Silver Queen	082ESE108	Ag Cu Pb
VAN	082ENE136	Zn Cu
WSW	082ESE177	Au Ag Cu Pb Zn
LJ	082ESE178	Au Ag Pb Cu Mo
ZAP	082ESE271	Cu Pb Zn Au Ag
Switchback	082ESE272	Ag Au
Ridge	082ESE273	Au
* Indicates Past Producer Status

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5.2 FRANKLIN CAMP PRODUCTION RECORDS

According to the BC MINFILE reports, four (4) properties in the Franklin Camp have recorded metal production, Union, Maple Leaf, Homestake and McKinley. The main focus of development was on precious metals, with associated minor base metal production. No record of material PGE production exists.

Union (BC MINFILE 082ENE003):

The Flagship producer of the Franklin Camp, the Union Mine is an epithermal vein deposit consisting of quartz hosted gold and silver which produced sporadically from 1913 through 1989. The convoluted history of production from this mine encompasses multiple generations and types of production, e.g. conventional mining, milling and shipment of ore and subsequent reprocessing of high grade mine tails. Approximately 122,500 tonnes of material with average grades of 14 g/t Au and 353 g/t Ag were mined. Total metal production has been reported to come close to 55,500 troy ounces of gold and 1,392,300 troy ounces of silver.

Maple Leaf (BC MINFILE 082ENE009):

In 1915-1916, two shipments of hand-cobbed material totaling 36 tonnes at a recovered grade of 1.7 grams gold per tonne (“g/t Au”); 172 grams silver per tonne (“g/t Ag”); and 7.6 percent copper was reported. While platinum was not mentioned in these reports, Thomlinson (1920) reported that “according to Mr. Young [the manager of the Maple Leaf property], each ton of ore shipped contained nearly one-quarter of an ounce [about 8.5 grams per tonne] of platinum, for which the owners were not paid.”

Homestake (BC MINFILE 082ENE051):

From 1940-1941, the Homestake Mine, shipped a total of 453 tonnes of material for which the recovered grades are calculated as 15.3 g/t Au, 30 g/t Ag and small amounts of zinc and lead. This is an uncertain report as a nearby (Beaverdell, B.C.) operation had the same name which has caused confusion in the records.

McKinley (BC MINFILE 082ENE001):

A 1949 shipment totaling 132 tonnes (including 36 tonnes mined in 1948), with grades of 0.5 g/t Au, 215 g/t Ag, 0.12 percent lead and 0.17 percent zinc is reported.

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PINTO PROJECT MINERAL CLAIMS
082ENE019
082ENE068
082ENE061
082ENE034
082ENE038
082ENE053
082ENE059
082ENE004
082ENE133
082ENE001
082ENE014
082ESE108
082ESE178
082ESE107
082ESE136
082ESE106
082ESE177
N
0
2
4
kilometres

Mineral Tenures (Numbers)
Roads
Lakes
Rivers
MINFILE Occurences
MINFILE Past Producers

PDG Geological Consulting Pinto Project Technical Report 2007			TITLE Pinto Project Area MINFILE Locations		
		FILENAME PNMINFLS.CDR	PROJECT NUMBER 07-104	DRAWING NUMBER 5-1

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5.3 PINTO PROPERTY EXPLORATION HISTORY

The area immediate to the Pinto Property was initially prospected in the early 1900’s, concurrent with the development of the Franklin Mining Camp to the southwest. The exact extent of this initial round of mineral exploration work is not well documented, however what is documented is the large amount of exploration and development work that the Franklin Camp underwent in the early part of the 20th Century. Undoubtedly then, the Pinto Property area was prospected, claimed and worked during this period and a number of historic workings such as shafts, adits and open cuts/prospect pits are noted in the Pinto Property assessment reports which have been attributed to the early 1900’s exploration campaigns of the Franklin Camp.

The only MINFILE occurrence on the Property is the PINTO Showing (082ENE019).

The earliest record of the Pinto is contained within a 1902 Minister of Mines Annual Report which highlights two shafts on the property; the Ophir and the Pinto each of 20 foot [six (6) metre] depths, which were opened that that year. A 1907 record of a Crown Grant Lot (#3240) staked by Thomas Newby also appears in the record as does a 1914 mention of the same Crown Grant.

No further record of exploration on the Property is available until Newmont Mining Ltd. optioned the area covering the Pinto Property (as well of most of the ground covering the historic Franklin Camp, in 1968. While no information on the particulars of this exploration campaign with respect to the Pinto Property are recorded, it is reported that Newmont conducted a Franklin Camp wide program of extensive exploration in 1968, however did not conduct any follow up work in 1970.

In 1970, West Coast Mining & Exploration registered 46, 2-post claims (under the name of D.L. Moore) over and beyond the area of what is now the Pinto Property. Over the subsequent months, a three man camp near Pinto Creek was established and a program of geochemistry (soils) and geophysics (E.M.) was conducted. Geochemical soil grid lines were setup on North-South oriented grid lines spaced at 200 foot (65.6 metre) or 400 foot (131 metre) intervals. Samples were collected from the “B” horizon on 100 foot (32.8 metre) spacings. Samples were bagged and tagged in the field and subsequently analyzed at Chemex Laboratories of North Vancouver. Government and ARIS reports indicate close to 1,200 soils samples were collected and analyzed; however the ARIS report details only 715 samples. 25 line miles (40 line kilometers) of E.M. survey was conducted on the same grid. A Ronka E.M. 16 Survey instrument (utilizing the Seattle N.P.G. station) was used for the survey. In total, 1,200 readings were reported and primary and filtered results were presented in map form (no raw data exists).

No significant targets were generated from the West Coast Mining & Exploration work programs. The soil sampling program did uncover a few anomalous copper values in the general area of the identified historic workings, and shear zone hosted copper mineralization was identified as the possible source. No coincident E.M. anomalies were found, however isolated E.M. anomalies were discovered east of the soil anomalies as well a strong E.M. anomaly in the far northwest corner of the grid, which is off of the current Property Boundary.

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The Property lain dormant to exploration work until 1976 when John LeMay of Kelowna, B.C. staked the Sandy claims, which covered the area of historic work the Pinto Property has seen. Mr. LeMay utilized a helicopter to support his 24 day prospecting program. His field observations included the identification and mapping of an existing adit, a trench and 18 separate open-pits, five (5) of which had depths greater than five (5) feet (1.5 metres) and 14 of which contained fracture related malachite in quartz veins. Four distinct sets of fractures were measured (60º, 180º, 270º, and 315º). Mr. LeMay also identified a gossanous area and the “Pinto Creek Fault”, which defines Pinto Creek, during this program, Mr. LeMay’s observations included terse geological mapping and structural comments which included intense fracturing to the south of Pinto Creek fading to the North under a cap of Basalt. The 1976 work on the exploration work on the Sandy claims covered only the northern most central portions of the current Pinto Property Boundary and served primarily to re-establish the existence of historic mineral exploration workings on the Pinto Creek drainage of Tenderloin Mountain.

1983 saw the next phase of recorded exploration work when Noranda conducted exploration work on the PI 1-3 mineral claims. Geological mapping (1:10,000 scale) and a geochemical survey (127 soil samples and 21 silt samples; assayed for Cu, Zn, Pb, Ag, Mo, As, Au) were collected from the PI property. Three (3) coincident silt samples and six (6) soil samples returned anomalous Cu values and one (1) soil sampled returned anomalous in Zn. This program provides a valuable baseline for Pinto Property geochemical anomalous values; anomalous values for Cu and Zn are reported as greater than 150 ppm Cu and 220 ppm Zn, respectively. Approximately 29 soil samples and nine (9) stream silt samples collected during this program were taken from what is now the Pinto Property. These limited samples returned no noteworthy anomalies.

The bulk of the samples collected from the 1983 Noranda program fell within levels considered to be background. The three anomalous stream sediment samples occur at the headwaters of Pinto Creek, off the current Pinto Property, and represent a contiguous trend of approximately 200 meters. The soils yielded no anomalies of significance. No original assay certificates are included in the existing Assessment report for this Noranda vintage of exploration.

In 1989 Inco Ltd. staked a 20 unit, 4-post mineral claim (Pinto) to cover an anomalous gold value reported by the B.C. R.G.S., and conducted a reconnaissance geological mapping, soil, silt and rock chip sampling program from June to early November. The soil geochemistry demonstrated a few discrete gold anomalies over Nelson Plutonic Suite rocks and a cluster of weak to moderate gold anomalies near Tertiary monzonite-arkose sandstone fault contact. The Nelson granodiorite related anomalies were reported to be associated with discontinuous chalcopyrite-pyrite bearing shear zones. The highest grab sample from the program assayed up to 6.8 g/t Au and 0.41% Cu (this sample was reported as located within the currently Pinto Property). The program also served to confirm and expand on the geochemical anomaly at the head of Pinto Creek (beyond the current Property boundary) first reported in the 1983 exploration program.

The 1989 exploration program collected a total of 462 soil samples 68 rock samples and 18 silt samples from a 20 line-kilometres flagged exploration grid with stations at 50 metre intervals. The grid lines were oriented east-west and normal to a 2,500 metre North-South baseline. All collected samples were

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analyzed for gold and multi-element analyses from Bondar-Clegg and Acme Analytical Labs of Vancouver, B.C. Geological mapping (and assay data presentation) was completed at 1:10,000 scale

Only a portion of the above described samples were collected from what is now the Pinto Property, indeed less than half. The 1989 exploration program does however represent the most systematic and robust exploration program the Pinto Property has seen. Therefore the author has included the annotated figures from the 1989 report in this report with the current claim boundary superimposed (Figures 5-2, 5-3, 5-4, and 5-5). The anomalous areas indicated in these figures represent high priority locations for follow up exploration work.

(LeMay, 1976; Bohme, 1989; Keating, 1983)

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LEGEND
Soil sample location with Au results in parts per billion (ppb) (samples taken by Discovery Consultants)
Silt sample location with Au results in parts per billion (ppb) (samples taken by Discovery Consultants)
Soil sample location with Au results in parts per billion (ppb) (samples taken by Inco Exploration)
Silt sample location with Au results in parts per billion (ppb) (samples taken by Inco Exploration)
Flagged grid line
Legal corner post
Identification post
Geochemical results of 6 ppb Au or greater were plotted
SCALE 1:10000
0 100 200 500m
GEOLOGICAL BRANCH ASSESSMENT REPORT
19 205
INCO EXPLORATION
PINTO CLAIM
SILT AND SOIL Au GEOCHEMISTRY
82E/9
DATE: Nov. 7, 1989
DRAWN BY: D. B.
MAP NO: 3
logged off area
L24N
L20N
L15N
L10N
L7N
L6N
L2N
0+00N
1100E
1500E
700E
200E
4500
5000
4000
3500

Pinto Claims Boundary
Roads
Lakes
Rivers

PDG Geological Consulting **Pinto Project Technical Report 2007**	TITLE Pinto Project SILT AND SOIL Au GEOCHEMISTRY
FIGURE NUMBER 5-2	FILENAME: PNHISTWORK.CDR

from Bohme, 1989

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LEGEND
Rock sample location and sample number
Soil sample location and sample number (consecutive numbers)
Silt sample location and sample number
All geochemical samples were collected by Inco Exploration
Adit (see Figure 4 in report)
Open cut / old trench
Legal corner post
Identification post
Flagged grid line
logged off area
SEE FIGURE 3
GEOLOGICAL BRANCH ASSESSMENT REPORT
19,385
SCALE 1:10000
INCO EXPLORATION
PINTO CLAIM
SILT, SOIL AND ROCK SAMPLE LOCATIONS
82E/9
DATE: Nov. 7, 1989
DRAWN BY: D.B.
MAP NO.: 4
Pinto Claims Boundary
Roads
Lakes
Rivers

PDG Geological Consulting **Pinto Project Technical Report 2007**	TITLE Pinto Project SILT, SOIL AND ROCK SAMPLE LOCATIONS
FIGURE NUMBER 5-3 / FILENAME: PNHISTWORK2.CDR	Note location of "SEE FIGURE 3" Figure 5-5 of this report from Bohme, 1989

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LEGEND
Rock sample location with Au results in parts per billion (ppb) (samples taken by Inco Exploration)
Flagged grid line
Adit (see Figure 4 in report)
Open cut / old trench
Legal corner post
Identification post
GEOLOGICAL BRANCH ASSESSMENT REPORT
19,385
SCALE 1:10,000
0 100 250 500m
INCO EXPLORATION
PINTO CLAIM
ROCK SAMPLES
Au GEOCHEMISTRY
82E/9
DATE: Nov. 7, 1989
DRAWN BY: D.B.
MAP NO.: 5
logged off area
L24N
L15N
L7N
L6N
L2N
0+00N
500E
1100E
4500
5000
4000
3500

Pinto Claims Boundary
Roads
Lakes
Rivers

PDG Geological Consulting **Pinto Project Technical Report 2007**	TITLE Pinto Project SILT, SOIL AND ROCK GEOCHEMISTRY
FIGURE NUMBER 5-4 / FILENAME: PNHISTWORK3.CDR	from Bohme, 1989

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RX 41376
2 ppb
RX 41375
17 ppb
OUTCROPPINGS
Granodiorite
RX 41374
175 ppb
RX 41372
4614 ppb
quartz sulphide stringers
RX 41373
2851 ppb
RX 41326
6829 ppb
OPEN CUTS
RX 41371
240 ppb
talus
N
RX 41370
10 ppb
OPEN CUT
talus
RX 41324
1 ppb
Soil Sample
L6N + 150 E
109 ppb
RX 41325
2 ppb
SCALE 1:100
0 1 2.5 5 m
INCO EXPLORATION
Pinto Claim
OLD WORKINGS
Au GEOCHEMISTRY
DRAWN BY: O.B.
FIGURE NO. 3

PDG Geological Consulting **Pinto Project Technical Report 2007**	TITLE Pinto Project Old Workings Au GEOCHEMISTRY

FIGURE NUMBER	FILENAME	
5-5	PN1935F3.CDR	from Bohme, 1989

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6.0 GEOLOGICAL SETTING

6.1 REGIONAL GEOLOGY

The Pinto Property lies in the northern portion of the Boundary District of south central British Columbia and is centred just north the historic Franklin Mining Camp. In broad terms, the area is a graben-derived terrane consisting of Triassic-Jurassic volcanics and sediments enclosed within and/or intruded by Jurassic-Cretaceous and Tertiary granitic rocks. Late Tertiary volcanic and sedimentary lithologies cover much of the region. The Franklin Camp lies at the north end of the “Republic Graben”, and was formed by the deposition of coarse sediments and volcanics of the Eocene Springbrook (Kettle River) Formation.

The reader is directed to previous reports on the region for more detailed descriptions of the regional geology, Caron (2003); Peatfield, (2001); Höy and Dunne (1997); Fyles (1984, 1990); Little (1957, 1961, 1983); Drysdale (1915); Church (1986); Parker and Calkins (1964); Muessig (1967) and Cheney and Rasmussen (1996). The following discussion summarizes these workers publications:

The Boundary District is situated within the mid-Jurassic accreted Quesnellia terrane. Preexisting, Proterozoic to Paleozoic North American basement rocks do however exist within the rafted Quesnellia terrane (Kettle and Okanogan metamorphic core complexes). During the Eocene, these core complexes were uplifted separated from the overlying lithologies. The oldest of the accreted rocks in the District are the late Paleozoic Knob Hill volcanics and Attwood Group sediments. The Knob Hill Group lithologies are volcanic related, and are made up of cherts, greenstones and related intrusives including a dislocated ophiolite sequence consisting of serpentinite bodies (emplaced along zones of structural weakness). Uncomformably overlying the Knob Hill Group are the late Paleozoic Attwood Group sediments and volcanics (argillites, siltstones, limestones and andesites). The Attwood Group is in turn overlain with limestones, clastic sediments, pyroclastics and greenstones of the Triassic Brooklyn Formation (it is within this formation that the replacement and skarn deposits of the district dominantly occur). The undifferentiated Permo-Triassic rocks of the Anarchist Group subsequently overlie the Triassics. These lithologies are referred to as the Franklin Group (a part of the Devonian to Triassic Harper Ranch Group) within the area of the Franklin Mining Camp. See Figure 6-1.

There is a lithological and stratigraphic similarity between the Franklin Group the Triassic Brooklyn Formation in the Greenwood-Grand Forks area (and in the Belcher District of Washington State); therefore the Franklin Group has been interpreted as correlative with the Brooklyn Formation. This correlation is significant because of the presence of stratabound volcanogenic mineralization within the Brooklyn Formation, which may also occur within the Franklin Group. See Figure 6-2,

Four (4) distinct regional intrusive events have been identified in the region, including Jurassic/Cretaceous alkalic intrusives (the Lexington porphyry, Rossland monzonite, and Averill alkalic complex), diorite related to the Brooklyn/Franklin Group greenstones, Cretaceous-

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Jurassic Nelson intrusives and Eocene Coryell dykes and stocks. The Franklin Group rocks occur as pendants and remnants within these younger intrusive rocks.

Eocene sediments and volcanics unconformably overlie the older rocks of the area. The oldest of the Tertiary rocks are conglomerate and arkosic to tuffaceous sediments of the Eocene Kettle River Formation. These sediments are overlain by andesitic to trachytic lavas of the Eocene Marron Formation, and locally by rhyolite flows, in the Franklin Camp. The Marron volcanics are unconformably overlain by lahars and volcanics of the Eocene Klondike Mountain Formation. Epithermal gold mineralization, related to Eocene structural activity, is theorized to have been important source of gold in the Boundary District.

Metamorphic gneisses of the Grand Forks metamorphic complex, lie southeast of the Pinto Property, the major Granby Fault (locally referred to as the Burrell Creek Fault), a north trending normal fault separates the gneisses from the younger rocks to the west. The Granby Fault forms the eastern boundary to the Republic graben in Washington State, and it can be traced for more than 100 kilometres north to the Franklin Camp, where it follows Burrell Creek. An east-west near vertical structure hosts the significant mineralized quartz veins in the Franklin Camp (the Union Mine), and major north-south faults underlie the principal valleys in the Camp. The Burrell Creek Fault extends through the Pinto Property and Franklin Camp.

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PINTO PROJECT
EXPLANATION
1 Akolkolex Anticline (Fig.17.48A)
2 Goat Range area (Fig.17.49)
3 Vaseaux Lake area (Fig.17.33)
LEGEND (For map only)
Metamorphic complexes
Middle Eocene sedimentary and volcanic rocks
Middle Eocene plutonic suite
Mid-Cretaceous to Lower Eocene foliated/gneissic granitic rocks may include Jurassic or older
Mid-Cretaceous to Lower Eocene (?) granitic rocks
Jurassic or younger granitic rocks, age uncertain
Middle Jurassic granitic rocks
Eocene normal faults
Mesozoic or earlier (?) normal faults
Strike-slip fault
Thrust fault
Phase 1 lineations
Phase 2 lineations
Fold trend
LEGEND (For section only)
Middle Eocene sedimentary and volcanic rocks
Middle Eocene plutonic suite
Mid-Cretaceous to Lower Eocene (?) granitic rocks
Middle Jurassic granitic rocks
Paleozoic and Mesozoic volcanic and sedimentary rocks
Upper Proterozoic Windermere Supergroup
Middle Proterozoic Purcell Supergroup
Lower Proterozoic and older crystalline basement of Monashee Complex
RAFT
BALDY
Adams Lake
MCx
REVELSTOKE
CCx
SCF
CRFZ
MD
Shuswap Lake
SCx
INTERMONTANE
VERNON
Okanagan Lake
OCx
KUSKANAX
GOAT RANGE AREA
Arrow Lake
VCx
NELSON
Kootenay Lake
ARC
BELT
GREENWOOD
KCx
CRESTON
KOOTENAY
PRCx
PTF
YNF
120°
51°
49°
116°
A
B
0 50 km
A INTERMONTANE ZONE
OKANAGAN COMPLEX
GREENWOOD COMPLEX
KETTLE COMPLEX
VALHALLA COMPLEX
KOOTENAY ARC
PURCELL ANTICLINORIUM
Okanagan Fault
Greenwood Fault
Granby Fault
Kettle Fault
Valkyr Shear Zone
Slocan Lake Fault
Purcell Trench Fault
Southern Rocky Mountain Trench
GSC

Figure 17.32. Main structural elements of the southeastern Omineca Belt. Data from R.R. Parrish (pers. comm., 1986). MCx, Monashee Complex; CCx, Clachnacudainn Complex; SCx, Shuswap Complex; OCx, Okanagan Complex; VCx, Valhalla Complex; KCx, Kettle Complex; PRCx, Priest River Complex; MD, Monashee Décollement; CRFZ, Columbia River Fault Zone; SCF, Standfast Creek Slide Fault; PTF, Purcell Trench Fault; NF, Newport Fault; SLF, Slocan Lake Fault; VSZ, Valkyr Shear Zone; KF, Kettle Fault; GF,

PDG Geological Consulting Pinto Project Technical Report 2007	TITLE: Pinto Project Boundary District Regional Geology		
	FILENAME: PNRG.CDR	PROJECT NUMBER: 07-104	DRAWING NUMBER: 6-1

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Figure 6-2: Idealized stratagraphic section for the Triassic Franklin Group (modified from Canon, 2004b)

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6.2 PROPERTY GEOLOGY

The Pinto property lies just over two (2) kilometers northeast from the centre of the Franklin Mining Camp. The Franklin Camp overlies an inlier of Paleozoic to Mesozoic volcanic and sedimentary rocks of the Franklin Group, surrounded by Mesozoic and Tertiary intrusive (plutonic) rocks (See Figures 6-3 and 6-4).

The oldest rocks exposed in the Franklin Camp are a sequence of sediments, volcanics and related intrusives referred to as the Franklin Group. These Franklin Group lithologies are intruded by granodiorite and diorite of the Jurassic-Cretaceous Nelson Plutonic (including the Averill) complex and syenite and lamprophyre dykes and stocks of the Eocene Coryell suite. These units are overlain by andesite and trachyte flows of the Eocene Marron Formation (Figures 6-3 and 6-4), these latter lithologies underlie the Pinto Property.

A northerly trending system of Cretaceous to Tertiary faults, known regionally as the Granby Fault, and locally as the Burrell Creek fault, runs east of the Property. Westerly trending cross-cutting structures have been repeatedly identified on the Property and interpreted as spatially related to the PINTO showing. The Burrell Creek fault was active during the Coryell emplacement period, and may have acted as a conduit for percolating fluids which subsequently altered the Tertiary volcanics.

Four major groups of lithologies are found on the Pinto Property; 1) Jurassic-Cretaceous granodiroites of the Nelson Plutonic Suite; 2) Lower Tertiary sediments (arkose and conglomerate) of the Kettle River Formation; 3) Tertiary Marron Formation monzonites; and 4) Eocene intrusive volcanics.

The oldest lithologies on the Pinto Property are the Jurassic Nelson Plutonic Suite granodiorites, and are grey to grey-brown and are uniform in composition and texture, with plagioclase feldspar and amphibole as the major constituents; and can vary on the Property from a hornblende-rich granodiorite to a biotite granite. The Tertiary Kettle River Formation acidic volcanics (flows and tuffs) and clastic sediments unconformably overly the granodiorites. The clastic sediments are made up of pebble to boulder sized clasts (granitic) within conglomerates which host intercalated sandstone units (with minor graded bedding indications) while the acidic volcanics are rhyolites to dacites (with minor tuff units) are massive, purple-grey to grey and rarely, porphyritic. The Marron Formation trachytes and andesites overlie the Kettle River lithologies and are often porphyritic with crystals of plagioclase, pyroxene and biotite.

The peak of Tenderloin Mountain, a grey-brown to pink, medium grained, equigranular monzonite, is reported to represent a feeder for younger Tertiary volcanics.

Pinto Creek represents a contact between the Nelson granodiorite and the monzonite, and within this “fault zone” fracture fillings of quartz, chlorite and calcite occur within the monzonites (interpreted as a fault contact related). The areas east of Pinto Creek are, in general, made up of down faulted Eocene volcanics and sediments.

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Tertiary block faulting, coincident and post dating the Marron volcanics has had the largest structural impact on the Property. Conjugate shear/fault zones (NNE orientation) are reported to represent extensional structures related to the Granby/Burrell River Fault to the east. Three NE trending faults have been mapped on the Pinto Property as well as numerous small fault/fracture and shear zones. The bulk of the historic workings on the Property (adits and open cuts) are related to these small scale structures.

The graded bedding reported within the Kettle River sandstone units have a strike of 047º and dip at 10º to the northwest.

(Bohme, 1989; Keating, 1983)

Paul D. Gray Geological Consultants
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PINTO
PROPERTY
N
0
4.5
9
kilometres
Pinto Claims Boundary
Roads
Lakes
Rivers
PDG Geological Consulting
Pitno Project Technical Report 2007
TITLE
Pinto Project
FRANKLIN CAMP AREA GEOLOGY
FIGURE NUMBER
6-3
FILENAME:
PNGEO2.CDR
Contact
Fault
Intrusive Units
Cretaceous Valhalla Intrusions
Eocene Coryell Plutonic Suite
Jurassic-Cretaceous Nelson Plutonic Suite
Volcanic and Sedimentary Units
Eocene Penticton Group - Kettle River Formation
Permian Harper Ranch/Franklin Group
Proterozoic Monashee Complex Gneisses

Paul D. Gray Geological Consultants
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TENDERLOIN
1631
MTN
Gloucester
Pinto Creek
1100
1500
1200
900
N
0
0.5
1
kilometres
Pinto Claims Boundary
Roads
Lakes
Rivers
PDG Geological Consulting
Pitno Project Technical Report 2007
TITLE
Pinto Project
PINTO AREA GEOLOGY - B.C.G.S. DATA
FIGURE NUMBER
6-4
FILENAME:
PNGEO3.CDR
Contact
Fault
Intrusive Units
Volcanic and Sedimentary Units

Paul D. Gray Geological Consultants
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PI. 1
TENDERLOIN MOUNTAIN
Gloucester
Pinto
Creek
Trail
2 Mz
1 Gd
2 Rd
2 Ty
2 Cgl
OPHER CROWN GRANT
N
0
0.5
1
kilometres
LEGEND
TERTIARY
SYMBOLS

- Pinto Claims Boundary
- Roads
- Lakes
- Rivers

PDG Geological Consulting **Pitno Project Technical Report 2007**		TITLE Pinto Project PINTO PROPERTY AREA GEOLOGY
FIGURE NUMBER 6-5	FILENAME PNGEO4.CDR	Pinto Geology Map Reproduced from Keating, 1983

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7.0 DEPOSIT TYPE AND MODEL

7.1 INTRODUCTION

There are three dominant types of mineral deposits or mineral occurrences identified in the Franklin Camp.

In order of historical importance (production), these three types are:

•
Gold-silver (precious metal) epithermal vein deposits (with appreciable base metal associations). The hosting quartz veins tend to have irregular boundaries dip steeply and are predominantly shear zone related. Hostrocks are commonly intensely silicified. The Union Mine is the local example of this style of deposit.

•
Copper bearing Platinum Group Element (PGEs) mineralization within mafic alkalic rocks of the Averill plutonic complex. These deposits have been alternatively given the name “Black Lead” deposits and “Averill plutonic complex copper-PGEs” by previous workers (Drysdale, 1915 and Peatfield, 2001). Hydrothermal overprinting of magmatic segregations is the current working theory to the development of these deposits and is reflected in their simplistic mineralogy.

•
Contact metamorphic (Skarn) copper-lead-zinc-silver-gold deposits. Limestone and marble lenses within the Anarchist Group in contact with intrusive bodies of the Paleozoic rocks afford skarn development. Peatfield (2001) has referred to these types of mineralization occurrences as “Poly-metallic skarn” types.

Additionally, there are a variety of “showings” as defined by BC MINFILE in the area which are not categorized within any of these three headings. The area is highly prospective for economic concentrations of precious, base and Platinum Group Element mineralization.

7.2 PINTO PROPERTY MODEL SUMMARY

The Pinto Property can be defined as an early stage precious and base metal exploration target. To date no specific geologic deposit model has been identified or defined beyond the regional potential as described in section 7.1. The Property exhibits the potential for hosting Union Mine type, epithermal gold-silver, quartz vein hosted mineralization and has been designated as such by the B.C. MINFILE system. The Property has been explored for this style of mineralization since the 1970’s.

In the author’s opinion, the Pinto Property represents an epithermal vein and shear zone related (gold-silver +/- base metals) exploration target. Precious metal epithermal deposit exploration techniques should be applied to substantiate this assessment.

Paul D. Gray Geological Consultants
Report 07-104

8.0 MINERALIZATION

8.1 INTRODUCTION

The Boundary District can be generally described as a well mineralized region spanning the Canada-United States of America border.

The District has seen gold production over and above eight (8) million ounces (Schroeter et al., 1989; Höy and Dunne, 2001; Lasmanis, 1996). The main mining areas in the District include the Republic, Curlew, Belcher, Rossland, Franklin and Greenwood Mining Camps. The majority of gold production has historically come from the Republic and Rossland Camps. At the Republic, approximately three (3) million ounces of gold, at an average grade of approximately 17 g/t Au, has been produced from epithermal veins (Lasmanis, 1996). In the Rossland Camp, 2.8 million ounces of gold at an average grade of approximately 16 g/t Au was produced from pyrrhotite-pyrite-chalcopyrite veins (Höy and Dunne, 2001). Contemporary exploration in the area has uncovered several potentially economic gold deposits, and a number of mineralized showings and mineralized bodies. The area is permissive of economic concentrations of precious and base metals.

The only active mine in region is Kinross’s Emanuel Creek gold deposit in the Curlew District of Washington State, United States of America.

8.2 PINTO AREA MINERAL DEPOSITS AND OCCURRENCES
A.	Union Mine type:

The Union Mine epithermal vein type deposits of the area are related to structurally controlled zones in the older (Anarchist Group) rocks. They do not appear to be directly related to any intrusives, and have never been described as extending into overlying Eocene sedimentary and volcanic units. It seems likely the veins were formed after the deposition of the Kettle River formation, during the Marron event that produced the Marron flows. Attitudes of these veins vary, with most of the major veins oriented east-west.

The most detailed mineralogy review of the Union Mine style of mineralization is found in Pike, 1935. He documented “…gold-silver mineralization associated with pyrite, in a quartz and locally calcite gangue with minerals of gold, argentite, galena, sphalerite and chalcopyrite common occurring as disseminated particles and minute fracture fillings in the quartz.” Further the report eludes to the highest grade material as being, “…banded massive chalcopyrite and pyrite with a lesser amount of sphalerite. Galena is rather scarce and where it does occur it is very fine grained.” Drysdale (1915) described material from the Union occurrences as “The ore is zinc blende, galena, chalcopyrite and pyrite in a quartz gangue.”

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B.	Averill plutonic complex copper - PGE type (Drysdale’s “Black Lead” type):

Pyroxenite zones within the Averill plutonic complex (intrusives) appear to concentrate these copper-PGE mineralizations. This unit tends is predominantly central to the intrusive complex, however at the Maple Leaf Mine the pyroxenite is seen in contact with the older Anarchist Group rocks. Drysdale (1915) stated that the mineralized material is “. . . usually near the outer margins of the pyroxenite and is very irregularly distributed.” The copper sulphides and PGE’s are normally associated with a porphyritic syenite, or in syenitic veins in pyroxenite.

Keep and Russell (1989) commented on this style of mineralization as follows:

Sulphide mineralization is present in all rocks of the plutonic suite and also in the later dykes. Pyrite and chalcopyrite are ubiquitous, and other minerals such as bornite, malachite, azurite and magnetite are sometimes present. Their concentration on fracture surfaces and in and around crosscutting veins of alkali feldspar suggests that at least one phase of hydrothermal mineralization has occurred.

The platinum mineralogy in these deposits has not been adequately described. Thomlinson (1920) stated “The mode of occurrence of the platinum has not yet been determined, but I think that it may occur mainly in the form of sperrylite, the arsenide of platinum, and closely associated with the sulphides.”

C.	Poly-metallic “skarn” types:

Occurrences in this rather loose grouping tend to be located near the contacts of various Jurassic intrusive bodies with Anarchist Group rocks, especially where these older rocks include limestone or limey units. In some cases, as at the Glouster occurrence, the material is contained within shear zones, but the mineralogy is typical of skarn deposits. They occur at several locations within the camp.

Drysdale (1915) classified two distinct types of contact metamorphic mineral deposits; the McKinley type deposits and the Maple Leaf Type deposits. The McKinley type typically contain pyrite, chalcopyrite, sphalerite, galena and magnetite; with quartz, calcite, grossularite garnet, epidote, tremolite, diopside and chlorite gangue minerals. Malachite and azurite are noted in the Maple Leaf beyond similar minerals as described above.

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8.3 PROPERTY MINERALIZATION

One B.C. MINFILE occurrence (showing) is located within the bounds of the Pinto mineral claim, the Pinto Showing MINFILE #082ENE019  (See Figure 5-2).

082ENE019 - Pinto

The Pinto Showing is located at NAD83 UTM Zone 11; 5494025N. 401870E. and has been developed buy various open cuts and at least one small adit. The showing represents an epithermal shear/fault zone, healed quartz vein type epithermal(?) Au, Ag and Cu target.

Structurally controlled (north-trending, shear/fault zones) hosting chalcopyrite and pyrite bearing quartz stringers (up to 3 meters in length and 0.3 metres in width) are the most common hosts for sulphide mineralization documented on the Property. The sulphides (dominantly pyrite) are normally seen as smeared fracture coatings and as fine disseminations. The higher grade prospects contain multiple, discontinuous quartz veins hosting 8-12% sulphides and tend to occur within steeply dipping NNE trending fracture zones.

A selected grab sample assayed 6.8 g/t Au, 6.9 ppm Ag and 451 ppm Cu, while a 1 metre wide chip sample across a fracture zone assayed 4.6 g/t Au.

(Bohme, 1989; Keating, 1983)

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9.0 CURRENT EXPLORATION

The Pinto Property has recently been purchased by Hammer Handle Enterprises Inc. and as such, the Company is in the process of reviewing all historical data available on the Project toward a determination of how to proceed with Property exploration. Hammer Handle Enterprises Inc. has not undertaken any mineral exploration to date.

9.1 EXPLORATION PROGRAM

No significant exploration programs have been recorded on the Pinto Property since 1989.

10.0 DRILLING

No record of any exploration drilling has been filed with the Provincial Government.

11.0 SAMPLING METHOD AND APPROACH

After a review of the historical property exploration reports, it appears, in the author’s opinion, accepted industry standard sampling procedures were utilized during the mineral exploration programs conducted on, what is now, the Pinto Project. Rock sampling, rock chip, and float samples have been recorded on this Project. Soil samples over systematic spacing and adequate mediums (B and C horizons) have also been reported. Silt samples were also reported to have been adequately collected and handled. Geophysical programs of sufficient spacing and distribution were well reported and conducted with adequate equipment. In the author’s opinion, the sampling methods and approaches utilized by the various workers on the Pinto Project were adequate for demonstrating Property mineralization and the results may be utilized to guide all subsequent mineral exploration.

All sampling and related information is contained with the assessment reports and is available in the public domain. As no site visit has been conducted, these procedures have not been verified in any way by the author.

12.0 SAMPLE PREPARATION, ANALYSES AND SECURITY

No information beyond the accredited lab (Chemex, Bondar-Clegg and ACME Analytical Labs) standard procedures and assay protocols were reported. This information is contained with the assessment reports and is available in the public domain. Due to the early stage of exploration on the project it is the author’s opinion that these standards and procedures do not be to be reproduced here. It does however appear that all reported assays were competently assayed and should represent mineralization on the Pinto Property.

There is no reason to believe that either sampling integrity or security was jeopardized at any time during the sampling programs reported in the project assessment reports.

Standard check sampling procedures should be utilized for all future Pinto exploration programs.

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Property standards and blanks have not been developed or used to date by Hammer Handle Enterprises Inc. Resources. The author would recommend for all future sampling (especially drilling sampling) programs, that Hammer Handle Enterprises Inc. should not rely exclusively on assay labs internal quality control procedures but should develop their own procedures.

As no site visit (nor laboratory visit) has been conducted, these procedures have not been verified in any way by the author.

12.1 PREVIOUS ASSAYING PROCEEDURES AND CHECK ASSAY PROGRAMS

It was not possible to conduct a check assay program of any kind on the Pinto Property as no site inspection was conducted. Further, it is not anticipated that any existing soils, rocks or related coarse rejects/pulps will be available from the historic work for such a program.

The sampling and assays procedures described in the historic reports indicate that quality of sample and care with their sampling. The reports indicate that sample assays were analyzed in reputable labs. In the author’s opinion, it can be assumed that all historic assay procedures were competently conducted by industry professionals and that the results can be relied upon to guide future exploration.

13.0 DATA VERIFICATION

No data verification programs have been conducted on the Pinto Project. As soon as possible the Property should be inspected and the mineralized showings visit and sampled. This will enable a first pass check sample and assay verification program to be initiated.

Paul D. Gray Geological Consultants
Report 07-104

14.0 ADJACENT PROPERTIES

14.1 INTRODUCTION

There are several mineral properties immediately adjacent and contiguous to the Pinto Property.
(See figure 3-4). Table 14.1 highlights the important past producers in the area and their respective current ownerships. Table 14.2 presents the current miner title holders in the Franklin Mining Camp.

Table 14.1: British Columbia MINFILE Franklin Camp Major Metallic Past Producers
				Grams Recovered (10,000’s)		Kilograms Recovered (10,000’s)
NAME	Owner	Deposit Type	Tonnes Milled	Au	Ag	Cu	Pb	Zn
Union	J. Wang	Au-quartz vein	213,586	1,727	43,306	12.7	169	299
Homestake	Speebo Inc.	Cu-Ag Quartz vein	435	0.69	1.36	-	.026	0.53
Maple Leaf	J. Carson	Pb-Zn skarn	36.0062		0.62	2.735	-	-

Table 14.2: British Columbia MTO Franklin Camp Current Active Mineral Claims

NAME	Owner	Tenure Number	Good to Date
Alco	Nedokus/Koochin	214122	2008/SEP/29
AB 1	John Crellin	214183	2008/NOV/30
AB 2	John Crellin	214184	2008/NOV/30
AB 3	John Crellin	214185	2008/NOV/30
AB 4	John Crellin	214186	2008/NOV/30
-	John Crellin	214310	2008/NOV/30
Alco 4	Nedokus/Koochin	214472	2009/MAY/23
Alco 6	Nedokus/Koochin	214474	2008/MAY/23
-	John Crellin	214604	2013/NOV/30
Alco 9	John Nedokus	215057	2016/SEP/16
Alco 10	John Nedokus	215058	2016/SEP/15
Par 99	John Carson	370045	2011/NOV/30
Dodge 99	John Carson	370046	2011/NOV/30
Doe 2	Yankee Hat Ltd.	373066	2011/NOV/30
Buck#1	John Carson	374675	2009/APR/20
Buck #2	John Carson	374676	2011/NOV/30
Buck #3	John Carson	374677	2011/NOV/30
Buck #4	John Carson	374678	2011/NOV/30
Buck #5	John Carson	374679	2011/NOV/30
Al#1	Yankee Hat Ltd.	375137	2011/NOV/30
Al#2	Yankee Hat Ltd.	375138	2011/NOV/30
Al#3	Yankee Hat Ltd.	375139	2011/NOV/30

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Al#4	Yankee Hat Ltd.	375140	2011/NOV/30
Al#5	Yankee Hat Ltd.	375141	2011/NOV/30
Al#6	Yankee Hat Ltd.	375142	2011/NOV/30
Al#7	Yankee Hat Ltd.	375143	2011/NOV/30
Al#8	Yankee Hat Ltd.	375144	2011/NOV/30
Al#9	Yankee Hat Ltd.	375145	2011/NOV/30
Al#10	Yankee Hat Ltd.	375146	2011/NOV/30
Al#11	Yankee Hat Ltd.	375147	2011/NOV/30
Al#12	Yankee Hat Ltd.	375148	2011/NOV/30
Cat #1	Yankee Hat Ltd.	383039	2011/NOV/30
Cat #2	Yankee Hat Ltd.	383040	2011/NOV/30
Cat #3	Yankee Hat Ltd.	383041	2011/NOV/30
Cat #4	Yankee Hat Ltd.	383042	2011/NOV/30
Dane #1-02	John Carson	393543	2011/NOV/30
Dane #2-02	John Carson	393544	2011/NOV/30
Dane #3-02	John Carson	393545	2011/NOV/30
Dane #4-02	John Carson	393546	2011/NOV/30
Dane #5-02	John Carson	393547	2011/NOV/30
Dane #6-02	John Carson	393548	2011/NOV/30
Dane #7-02	John Carson	393549	2011/NOV/30
Dane #8-02	John Carson	393550	2011/NOV/30
Dane #9-02	John Carson	393551	2011/NOV/30
Dane #11-02	John Carson	393552	2011/NOV/30
Dane #12-02	John Carson	393553	2011/NOV/30
Dane #10-02	John Carson	393554	2011/NOV/30
-	John Carson	511999	2010/NOV/30
Ax	John Carson	512041	2010/NOV/30
Union Gold	Julia Wang	524623	2008/JAN/02
Cayenne	David Zamida	529410	2008/MAR/04
GQAP	John Wilkinson	534306	2008/DEC/31
Platinum Blonde	Speebo Inc.	546210	2008/JAN/08
PB 2	Speebo Inc.	546215	2008/JAN/08
Lets See	Speebo Inc.	546217	2008/JAN/08
Southern Union	Speebo Inc.	546218	2008/JAN/08
PB 3	Speebo Inc.	546221	2008/JAN/08
SU 2	Speebo Inc.	546223	2008/JAN/08
-	Speebo Inc.	546234	2008/JAN/08
-	Speebo Inc.	546260	2008/JAN/08
PB 4	Speebo Inc.	546262	2008/JAN/08
Little Hat	Yankee Hat Ltd.	546265	2011/NOV/30
Burrell	Yankee Hat Ltd.	546267	2011/NOV/30
West Little	Yankee Hat Ltd.	546269	2011/NOV/30
-	Yankee Hat Ltd.	546272	2011/NOV/30
-	Yankee Hat Ltd.	546273	2011/NOV/30
Alco JN	John Nedokus	548265	2008/DEC/29
Luxor	David Zamida	552012	2008/JAN/18
PB LJ	Speebo Inc.	552638	2008/FEB/24
Tripoli Deposit	Darrel Davis	552976	2008/FEB/28
Luxor 2	David Zamida	553573	2008/MAR/05
Cayenne 2	David Zamida	553574	2008/MAR/05

Paul D. Gray Geological Consultants
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Cayenne 3	David Zamida	553575	2008/MAR/05
PB ML	Speebo Inc.	553591	2008/MAR/05
PB HM	Speebo Inc.	553608	2008/MAR/05
La Luna	Alfrieda Elden	554556	2008/MAR/17
PB 5	Speebo Inc.	559088	2008/MAY/24
Luxor 2	David Zamida	559168	2008/MAY/25
PB 7	Speebo Inc.	560315	2008/JUN/08
Alco 11	John Nedokus	564561	2008/AUG/14
Alco 12	John Nedokus	564564	2008/AUG/14
Ridge	Kelly Funk	569324	2008/NOV/04

Paul D. Gray Geological Consultants
Report 07-104

15.0 MINERAL PROCESSING AND METALLURGICAL TESTING

To the best of the author’s knowledge, no metallurgical testing or mineral process testing of any kind has been performed on the mineralization of the Pinto Project. Due to the early stage of the exploration of this Project, such test work is not yet required to be done, but should encouraging results be yielded from exploration continue, metallurgical work is highly recommended by the author.

16.0 RESOURCE ESTIMATE

No resource estimation of any kind has been undertaken for the Pinto Project, nor is such work deemed required at this point. No work on proposed mining methods or mining processing has been undertaken as of yet as an economic deposit remains to be identified.

17.0 OTHER RELEVANT DATA

17.1 DATABASE

A digital database containing topography, geochemical survey location, sample locations, and geological (regional and property) has been prepared by the author as part of this study. All known historical results from the Property have been compiled into a single digital system. This digital database will allow for continued project analysis and serve as a base for the addition of any new exploration data.

The exploration data is available in Excel, MAPINFO, AutoCAD, and ArcGIS file formats.

17.2 ASSAY DATA VERIFICATION

No assay data verification of the historic geochemical (soils, rocks or otherwise) was possible within the scope of this study. Assay verification procedures should be initiated from the commencement of exploration work on the Project.

The author believes the documented results (see References Section) were collected and presented by competent professionals and may be relied upon to guide future exploration programs.

A robust rock and soil sampling program is however recommended to attempt to recreate reported historic results as no material from the originally reported assays are available for verification.

17.3 CHECK ASSAYS

No check assays have been collected by the author or any of the Principals or contractors for Hammer Handle Enterprises Inc. It is recommended that a systematic and consistent check assay program is incorporated into the Pinto Property exploration program from work commencement on.

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18.0 INTERPRETATIONS AND CONCLUSIONS

The Pinto Property lies in a well mineralized and historically important gold, silver, copper, and Platinum Group Elements (P.G.E.) producing area. The Pinto Property hosts one known mineral showing (The Pinto Showing). The Pinto Property represents a prospective target for economic occurrences of precious metals (gold and silver epithermal quartz vein hosted) and base metal (copper) mineralization. The author believes the epithermal precious metal vein deposits represent the most relevant targets for exploration on the Property.

The massive amount of historical exploration and development work in the area (Franklin Camp) highlights the economic potential of region and the Property. Exploration should be initiated on the Pinto Property toward the expansion of known mineral showings and the discovery of additional epithermal precious metal (Au / Ag / Cu) quartz veins.

The various vintages of mineral exploration programs (prospecting, mineralogical, geological and rock and soil geochemical surveys, geophysical surveys and related assay work) conducted on the Pinto Property over the last 30+ years have served to define multiple targets of anomalous precious and base metal mineralization. Due to the piecemeal exploration the Project area has seen, no systematic full scale exploration program has been mounted on the Property, and as a result, the Project has not been fully tested. The surveys on the area of the Pinto Property have consistently identified areas of anomalous mineralization which have not yet been adequately detailed in size, extent or possible source. Further, the work which has been conducted appears to have been hampered by small budgets and limited consistent follow-up analysis or testing.

The defined geochemical anomalies on the Property, while small, appear to be real. In the author’s opinion, these anomalies were defined from programs of adequate sample density and were appropriately sampled and documented. Follow up exploration work including re-sampling/assaying of portions of the anomalies and extending the geochemical coverage of the Property, east and west of Pinto Creek, should be a high priority for this Project as these areas represent highly prospective ground for the discovery of additional mineralization.

Access has always, and appears to remain, an issue with respect to the Pinto Property. A Property wide reconnaissance program to identify any newly constructed roads or trails, and the mapping thereof should be a high priority before any exploration program is initiated.

With the current metal prices and the widespread inadequately detailed sulphide mineralization encountered and reported on the Project, the Pinto Property warrants a Property-scale re-evaluation, data compilation, and a series of systematic exploration programs towards the identification of a potential economic target.

As with any Canadian exploration project, and owing to the location of the Project (close to two Provincial Parks), care must be taken to conduct mineral exploration and extraction with all due environmental care and to the highest possible standards. The author does not view this as a flaw with the Project, but feels particular attention should be paid to environmental considerations on the Pinto Property. It is recommended that at an early stage in the Project’s exploration program, baseline environmental sampling [especially water, Acid Rock Drainage

Paul D. Gray Geological Consultants
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(ARD) and Acid Base Accounting (ABA) sampling] be conducted to gain an understanding of the chemical character of this watershed and any potential mineral deposits therein.

Further, the author believes that early and consistent communication and dialogue with the local
First Nation’s peoples is critically important with respect to this Project.

Paul D. Gray Geological Consultants
Report 07-104

19.0 RECOMMENDATIONS

Before any substantive field work and/or mineral exploration programs are mounted on the Pinto Project, a site visit and Property Inspection program should be initiated. A qualified person (as per Canadian National Instrument 43-101 definitions) should be mobilized to the Project for this Property Inspection and historical sampling verification sampling program. Access conditions should be of paramount importance with respect to this Property Inspection. A Technical Report should be subsequently authored based on this report and that property inspection.

Preceding or concurrent with the Property Inspection program, a detailed compilation of all exploration data available on the Franklin Mining Camp and the Pinto Property itself should be undertaken. The data should be digitized into a useable form such as a GIS package. While this compilation has begun, to some extent, with the authoring of this report, there is a great deal of information which remains to be compiled from various published sources (as well as additional unpublished sources). In particular, a more coherent database of the lithological units on the Project should be compiled into a useable geological package complete with updated legend. Additionally the all available structural data should be identified and compiled by this program. A coherent compilation of all germane mineralization data in the Franklin Camp would greatly aid all future exploration work on the Pinto Project.

The Victoria B.C.G..S. Library should be visited and it’s facility utilized for this compilation project with specific attention paid to the available Franklin Mining Camp Property Files.

Unfortunately, the most prospective areas immediate to Pinto Property are held under alternative ownership. The author recommends that close attention be paid to the mineral titles ownership of the surrounding areas. The ground to the south, west and in particular north of the Project would benefit greatly if brought under a single ownership umbrella.

After the described desk study, data compilation program and site inspection / N.I. 43-101 compliant report are completed, it is recommended by the author that the Pinto Project should be explored by a staggered series of work programs designed to achieve the following exploration objectives:

•	Re-establish Property geological control (outcrop mapping) by prospecting and GPS surveys;
•	Systematic sampling of all bedrock exposures defined from the above;
•	Geochemical soil sampling within (verification) and beyond the limits of historic work;
•	Airborne geophysical survey*;
•	Geophysical assessment (I.P.) of the property following on the geochemical survey;
•	Trenching and open cut exploration and sampling (following up on defined Geochemical and Geophysical anomalies);
•	Definition of drill targets and testing by Diamond drilling.

*Recent airborne geophysical programs have been conducted on the Franklin Projects to the south and west of the Pinto Property. This data has apparently identified a number of geophysical anomalies which are variously being tested. The Pinto Project would benefit greatly from a Property specific airborne program to focus the on the ground exploration. A more economical and targeted approach

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would be to initiate a property wide induced polarization (I.P.) survey conducted by an independent professional geophysical consulting firm.

Additionally, the author recommends environmental and “socio-economic” programs are undertaken contemporaneously to any exploration programs. These studies should focus on:

•	Environmental baseline studies including water sampling and ARD/ABA testing of mineralization and hostrock;
•	Identification and preliminary contact with the local First Nations;
•	Identification and preliminary contact with the surface rights holders (logging companies?) toward existing access road use and working agreements;
•	Identification and preliminary contact with local conservation groups and communities.

The author’s exploration recommendations are summarized below:

PHASE I:

1.
Phase I: QP Property Inspection and Technical Report Generation: A two (2) day site visit, should be conducted by a Q.P. Samples should be collected and assayed with a view towards confirming historically reported assay values. In specific, the open cut, adits, and old workings should be visited and sampled. Effort should be made to re-establish any historic grid locations and/or sample sites. Existing access information and up to date Property conditions should also be gained. The Q.P. should then author a Technical Report based on this inspection and sample program/assays. A program budget of $8,000 and duration of one (1) month (allowing for the site visit, assay turnaround and report generation) are required for this phase, which could be done any time between May and November. No work permits would be required for this phase of work.

PHASE II:

2.
Phase II: Systematic and Detailed Franklin Camp Data Compilation and Digitization: A geologist adept at GIS compilation should be employed to catalogue and digitize all available information on the Franklin Camp and Pinto Project. This data should be assembled into a single coherent GIS package which could be utilized to guide all future work on the Project. In particular a detailed geological basemap (including robust lithological catalogues and associated structural data) should be produced from this exercise. In addition, the geologist should garner a clear understanding of the identified mineralization within the Franklin Camp and apply that knowledge to exploration planning on the Pinto Property. A program budget of $3,000 and duration of six (6) days are required for this phase, which could be done any time. No work permits would be required for this phase of work.

PHASE III:

3.
Phase IIIA: Prospecting and Assessment of Pinto Property: A two (2) week reconnaissance prospecting program be undertaken by two (2) locally experienced prospectors over the Pinto Property. The existing 1:20,000 scale basemap (and 1:5,000 scale blowups thereof) for the Pinto

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Property should be adequate for this program (The 1:20,000 scale N.T.S. 082E.059 map sheet); alternatively, digital TRIM topography Data is available in digital format for purchase for approximately $1,000 and could be enlarged for this purpose. The program would focus on bedrock exposure location (GPS Survey) and systematic sampling as well as a preliminary soil sampling program in the defined anomalous areas of the project (all with subsequent assaying). A program budget of $28,000 and duration of two (2) weeks are required for this phase, which could be done any time between May and November. No work permits would be required for this phase of work.

4.
Phase IIIB: Grid-based Geochemical Survey: A GPS surveyed, flagged exploration grid be established over the Pinto Property covering an area of approximately 0.8 km2 (the southeastern portion of the claims). The minimum line spacing for the grid should be 100 metres, with a minimum of 10, 900 metre N-S lines over the area east of Gloucester Creek and centred on Pinto Creek. A total of nine (9) line kilometers (minimum) would be required for this program. Soil geochemistry (C soil horizon focus) should be sampled on 50 metre centres; for a total of approximately 200 samples. Three (3) weeks for two (2) prospectors would be required to establish and sample the grid. Geological and structural mapping of the grid by a geologist should also be conducted during this program, along with rock grab and representative chip sampling of any significant mineral occurrences discovered. A program budget of $35,000 would be necessary for this phase and could be conducted between May and November. Phase IIA prospecting could easily be combined with this Phase for economies of scale. No work permits would be required for this phase of work.

5.
Phase IIIC: Geophysical Survey: An Induced Polarization (I.P.) and coincident VLF/EM survey program be conducted over the same grid as described above. The program would be designed to assess the near surface (>200 metres depth) mineralization potential of the property. The program should take an estimated 10 days to conduct at an approximate cost of $35,000.00. Phase IIA/B Prospecting and Geochemical surveying could be combined with this Phase easily. A Notice of Work Permit and reclamation bond will be required to be applied for and authorized by the B.C. Ministry of Energy, Mines and Petroleum Resources for this program. The creation and granting of the permit will require an approximate one (1) month window before the work in conducted. The work could be conducted anytime between May and November.

6.
Phase IIID: Technical Report and Assessment Work: A N.I. 43-101 Technical Report should be prepared after the completion of Phase III. This would which take approximately 1 month to complete and cost an estimated about $15,000. Additionally, a report should be prepared and filed with the Provincial Government to apply the Phase I expenses to the Pinto Property (estimated cost of report and filings, $2,500.00).

PHASE IV

7.
Phase IVA: Pinto North-West Prospecting and Grid Expansion: A GPS surveyed flag grid be established over the remainder of Pinto Property covering an area of approximately one (1) km2 (the north and western portion of the claims; east and west of Gloucester Creek). The line spacing for the grid should be again be run at a minimum of 100 metres, with a minimum of 8, 1,300 metre N-S lines over the area east and west of Gloucester Creek. A total of 10 line

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kilometers (minimum) would be required for this program. Soil geochemistry (B or C soil horizon focus) should be sampled on 50 metre centres; for a total of approximately 250 samples. Three (4) weeks for two (2) prospectors would be required to establish and sample the grid. Geological and structural mapping of the grid by a geologist should also be conducted during this program, along with rock grab and representative chip sampling of any significant mineral occurrences discovered. This grid should then be run with an I.P Program as in Phase IIIC. A program budget of $100,000 would be necessary for this phase and could be conducted between May and November. A Notice of Work Permit Update (amendment) and additional reclamation bond will be required to be applied for and authorized by the B.C. Ministry of Energy, Mines and Petroleum Resources for this program.

8.
Phase IVB: Mechanical Trenching/Diamond Drilling: Should Phases III/IVA results warrant, a mechanical trenching and or diamond drilling program should be conducted to test the defined anomalies for more detailed assessment. A new (or amended) Notice of Work application to the B.C. Ministry of Energy, Mines and Petroleum Resources would be required as well as an increase of the reclamation bonding for this program. The estimated budget for a trenching and/or Diamond Drilling program would be $500,000 and take a total of three (3) months to complete. Updated technical reports should follow on the completion of Phase 2, (another $15,000).

The aforementioned recommendations are expanded into a proposed budget for such activities below:

PHASE I

Table 19-1: Property Inspection / Technical Report Generation - PHASE I

Work	Notes	Number	Cost	Work Cost
Property Inspection	QP Consultant	3 days	$650/day	$ 1,950
Technical Report	QP Consultant	9 days	Assays/Writing	$ 5,850
Total with Contingency	Including work from this report			$ 8,000

PHASE II

Table 19-2: Franklin Camp Data GIS Compilation - PHASE II

Work	Notes	Number	Cost	Work Cost
Research	Consultant	2 days	$500/day	$ 1,000
GIS Database	Consultant	4 days	$500/day	$ 2,000
Total	Including work from this report			$ 3,000

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PHASE III

Table 19-3: Property Exploration - PHASE IIIA

Work	Notes	Number	Cost	Work Cost
Base Map Preparation	Consultant	1 day	$1,000	$ 1,000
Prospect/Sampling	2 Prospectors	28 man days	$300/man day	$ 8,400
Geological Control	Geologist	5 days	$650/man day	$ 3,250
Expenses	Truck, hotel, food	30 days	$180/day	$ 5,400
Supplies	Sampling Gear		$1,000	$ 1,000
Analyses	Rock / Soil	200 samples	$25/sample	$ 5,000
Compilation	Consultant	2 days	$650/day	$ 1,300
Total with Contingency				$ 28,000

Table 19-4: Pinto Grid Geochemistry - PHASE IIIB

Work	Notes	Number	Cost	Work Cost
Prospecting	2 Prospectors	38 man days	$300/man day	$ 11,400
Geology Control	1 Geologist	6 days	$650/day	$ 3,900
Expenses	Truck, hotel, food	40 man days	$180/day	$ 7,200
Analyses	Soils, Rocks	250 samples	$25/sample	$ 6,250
Supplies	Sampling Gear		$2,000	$ 2,000
Compilation	Consultant	2 days	$650/day	$ 1,300
Total with Contingency				$ 35,000

Table 19-5: Pinto Grid Geophysics - Phase IIIC

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	1 day	$700/day	$ 700
Bond to MEMPR	Reclamation	1	$2,000	$ 2,000
I.P. / VLF-EM	Consultant	10 days	$1,750/linekm	$ 28,000
Consultant Support	Prospector	10 days	$300/day	$ 3,000
Total with Contingency				$ 35,000

Table 19-6: Technical Report - Phase IIID

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	25 days	$600/day	$ 15,000
Totals				$ 15,000

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PHASE IV

Table 19-7: Pinto NW Grid Geochemistry and Geophysics - PHASE IVA

Work	Notes	Number	Cost	Work Cost
Prospecting	2 Prospectors	64 man days	$300/man day	$ 19,200
Geology Control	1 Geologist	10 days	$650/day	$ 6,500
Expenses	Truck, hotel, food	70 man days	$180/day	$ 12,600
Analyses	Soils, Rocks	350 samples	$25/sample	$ 8,750
Supplies	Sampling Gear		$2,000	$ 2,000
Compilation	Consultant	2 days	$650/day	$ 1,300
Notice of Work Update	Consultant	1 day	$700/day	$ 700
Bond to MEMPR	Reclamation	1	$1,000	$ 1,000
I.P. / VLF-EM	Consultant	10 days	$1,750/linekm	$ 38,000
Consultant Support	Prospector	10 days	$300/ day	$ 3,000
Total with Contingency				$ 100,000

Table 19-8: Trenching and Diamond Drilling - Phase IVB

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	2 days	$700/day	$ 1,400
Bond to MEMPR	Reclamation	Trench/Drill		$ 10,000
Road Construction	Estimate	5 kilometres		$ 200,000
Trenching	Contractor	10 days	$1000/day	$ 10,000
Diamond Drilling	Contractor	1500 metres	$120/metre	$ 180,000
Geology, Log Core	Geologist	30 days	$700/day	$ 21,000
Core Splitter	Labour	30 days	$250/day	$ 7,500
Expenses	Truck/hotel/food	30 days	$250/day	$ 7,500
Analyses	Rocks, Core	700 samples	$25/sample	$ 17,500
Compilation	Geologist	6 days	$700/day	$ 4,200
Total with Contingency				$500,000

Table 19-9: Technical Report - Phase IVC

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	28 days	$700/day	$ 19,600
Totals				$ 19,600

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Respectfully Submitted,

Paul D. Gray Geological Consultants

/s/ Paul D. Gray, P.Geo.
Paul D. Gray, P.Geo.

Dated this 17th Day of December, 2007

Paul D. Gray Geological Consultants
Report 07-104

20.0 REFERENCES

Federal and British Columbia Ministry of Energy, Mines and Petroleum Resources websites:

MapPlace	http://webmap.em.gov.bc.ca/mapplace/minpot/bcgs.cfm
MINFILE	http://www.em.gov.bc.ca/Mining/Geolsurv/Minfile/default.htm
EMBC 2002	http://www.em.gov.bc.ca/Mining/Geolsurv/Publications/catalog/cat_expl.htm
MTO	http://www.em.gov.bc.ca/subwebs/mtonline/
Environment Canada	http://www.ec.gc.ca/default.asp?lang=En&n=C062DE2A-1

Bancroft, H., 1914. The Ore Deposits of Northeastern Washington, including a section on The Republic  Mining District by Waldemar Lindgren and Howland Bancroft. USGS Bulletin 550.

Bohme, D., 1989. Geological and Geochemical Report on the Pinto Claim, Greenwood Mining
Division. Assessment Report # 19,385.

British Columbia Annual Exploration Reviews - 1970 p. 434; 1977 p. E29; 1982 p. 47; 1994-9

Brock, R.W., 1906. Preliminary Report on the Rossland, B.C. Mining District. GSC Preliminary Report  No. 939.

Caron, L., 2003. Technical Report on the Burnt Basin Property, Boundary District, for Newport Gold  Inc., July 28, 2003.

Caron, L., 2004a. Assessment Report on the Franklin Property - Geology, Geochemistry, Trenching,  Diamond Drilling, for Tuxedo Resources Ltd., January 15, 2004. Assessment Report 27,328.

Caron, L., 2004b. Technical Report on the IXL Property, for Cougar Minerals Corp., May 5, 2004.

Caron, L., 2004c. Technical Report on the Union Property, for Solitaire Minerals Corp., July 15, 2004.

Cheney, E.S. and M.G. Rasmussen, 1996. Regional Geology of the Republic Area, in Washington  Geology, vol.24, no. 2, June 1996.

Chilcott, R.P. and T.E. Lisle, 1965.Report on Franklin Mining Camp, by Franklin Mines Ltd. December  18, 1964. Assessment Report 637.

Church, B.N., 1986. Geological Setting and Mineralization in the Mount Attwood-Phoenix area of the  Greenwood Mining Camp. BCDM Paper 1986-2.

Clark, A.M.S., 1987a. Assessment Report on Diamond Drilling on the Platinum Blonde Property, for  Longreach Resources Ltd. February 23, 1987. Assessment Report 15,981.

Clark, A.M.S., 1987b. Statistical Interpretation of Gold, Platinum and Palladium in Soil Samples from  the Pal and Plat Claims. February 16, 1987. Assessment Report 15,811.

Paul D. Gray Geological Consultants
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Clark, A.M.S., 1987c. Report on Diamond Drilling on the PT Group Claims, Platinum Blonde Property,  for Longreach Resources Ltd. March 22, 1987. Assessment Report 15,964.

Cunningham, M. and J. Hajek, 1981. Geological Report on the Axe, IXL, AB Mineral Claim Groups,  for Richcore Explorations Ltd. August 1981. Assessment Report 9,674.

Drown, T.J., 1985. 1984 Exploration Report on the Union Mine Property, for Pearl Resources Ltd.  January, 1985. Assessment Report 13,710.

Drysdale, C.W., 1915. Geology of Franklin Mining Camp, British Columbia. GSC Memoir 56, 1915.

Fyles, J.T., 1984. Geological Setting of the Rossland Mining Camp, BCDM Bulletin 74.

Fyles, J.T., 1990. Geology of the Greenwood-Grand Forks Area, British Columbia, NTS 82E/1,2. B.C.  Geological Survey Branch Open File 1990-25.

Harris, F.R., 1991. Geological, Geochemical Report, IXL Property, for Canamax Resources. October  1991. Assessment Report 21,768.

Höy, T. and K. Dunne, 1997. Early Jurassic Rossland Group, Southern British Columbia: Part I -  Stratigraphy and Tectonics. Ministry of Energy and Mines Bulletin 102.

Höy, T. and K. Dunne, 2001. Metallogeny and Mineral deposits of the Nelson-Rossland Map Area: Part  II: The Early Jurassic Rossland Group, Southeastern British Columbia. Ministry of Energy and  Mines Bulletin 109.

Johnson, I., 1991. Report on a Combined Helicopter-Borne Magnetic, Electromagnetic, VLF-EM  Survey, Grand Forks Area, B.C. IXL Property for Canamax Resources. February 7, 1991.  Assessment Report 21,195.

Keating, J., 1983. Geological and Geochemical Assessment Report, PI 1-3 Mineral Claims, Greenwood
Mining Division. Assessment Report 12,254.

Keep, M., 1989. The Geology and Petrology of the Averill Alkaline Plutonic Complex, near Grand  Forks, British Columbia. M.Sc. Thesis, University of British Columbia, April 1989.

Keep, M. and J.K. Russell, 1987. Geology of the Averill Plutonic Complex, Franklin Mining Camp  (82E/9), in BC MEMPR Geological Fieldwork 1987, Paper 1988-1, p.49-53.

Keep, M. and J.K. Russell, 1989. The Geology of the Averill Plutonic Complex, Grand Forks, B.C.  (82E/9W), BCMEMPR Geological Fieldwork 1988, Paper 1989-1, p.27-31.

Keep, M. and J.K. Russell, 1992. Mesozoic alkaline rocks of the Averill plutonic complex, in CJES v  29, p. 2508-2520.

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Larsen, A.G. and C. Verrill, 1914. Report on Franklin Mining Camp and North Fork of Kettle River. BC  Ministry of Energy and Mines in Minister of Mines Annual Report 1914, p. 338-352.

LeMay, John, 1976. Report on Activities on Sandy Claims. Assessment Report #6221.

Lisle, T., 1979. Report on the Union Mine and Related Prospects, Franklin Mining Camp. April 19,  1979.

Lisle, T. and R. Seraphim, 1980. Drilling Report on Spring Group, for Pearl Resources. December 22,  1980.

Little, H.W., 1957. Geology - Kettle River (East Half), GSC Map 6-1957.

Little, H.W., 1961. Geology - Kettle River (West Half), GSC Map 15-1961.

Little, H.W., 1983. Geology of the Greenwood Map area, British Columbia. GSC paper 79-29.

McDougall, J.J., 1986. Summary Report for Colima Resources Ltd., Feb 28, 1984, updated October 31,  1986. Minfile 082ENE001 (McKinley); 082ENE003 (Union); 082ENE009 (Maple Leaf);  082ENE033 (IXL).

McLeod, J. 2005. Geological and Geophysical Report on the GRI Mineral Claim. Assessment Report #
27750.

Minister of Mines Annual Reports 1901 p.1066; 1907 p.219; 1914 p.353

Muessig, S., 1967. Geology of the Republic Quadrangle and a Part of the Aeneas Quadrangle, Ferry  County, Washington, USGS Bulletin 1216.

Munitions Resources Commission, 1920. Platinum. Lodes and Placers in British Columbia. Munitions  Resources Commission, Canada. Final Report of the Work of the Commission, November 1915  to March 1919, inclusive.

Munitions Resources Commission, Canada. Final Report of the Work of the Commission. Printed
by The Industrial and Technical Press Ltd, Toronto, 1920, p. 161-182.

Norman, G.W.H., 1968. Report of the Franklin Project, 1968, for Newmont Mining Corp. December 16,  1968.

O'Neill, J. and H.C. Gunning, 1934. Platinum and Allied Metal Deposits of Canada. GSC Economic  Geology Series No.13., 1934.

Parker, R.L. and J.A. Calkins, 1964. Geology of the Curlew Quadrangle, Ferry County, Washington.  USGS Bulletin 1169.

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Peatfield, G.R., 1978. Geologic History and Metallogeny of the ‘Boundary District’, Southern British  Columbia and Northern Washington. PhD Thesis, Queen’s University.

Peatfield, G.R.P., 2001. Geophysical Report and General Review on the Franklin Property, August 10,  2001. Assessment Report 26,591.

Peatfield, G.R.P., 2002. Technical Review Report on the Franklin Camp Mineral Exploration Property,  Granby River Area, Greenwood Mining Division, B.C., for Tuxedo Resources Ltd. July 9. 2002.

Pike, J.A., 1935. The Union Mine. Thesis presented to Association of Professional Engineers of British  Columbia (maps missing).

Pinsent, R.H. and R.W. Cannon, 1988. Geological, Geochemical and Geophysical Assessment Report,  Platinum Blonde Property, for Placer Dome Inc. March 19, 1988. Assessment Report 17,273.

Plicka, P., 1980. Geological Report on the IXL Claims, for Richcore Explorations Ltd. June 9, 1980.  Assessment Report 9,584.

Rasmussen, M., 1993. The Geology and Origin of the Overlook Gold Deposit, Ferry County,  Washington. Ph.D. Thesis, University of Washington.

Schroeter, T.G, C. Lund and G. Carter, 1989. Gold Production and Reserves in British Columbia.  Ministry of Energy, Mines and Petroleum Resources, Open File 1989-22.

Templeman-Kluit, D., 1989. Geological Map with Mineral Occurrences, Fossil Localities, Radiometric  Ages and Gravity Field for Penticton Map Area (NTS 82E), Southern British Columbia. GSC  Open File 1969.

Thomlinson, W., 1920. The Sampling of Some Platinum Bearing Lodes and Placers in British  Columbia in Platinum, Munition Resources Commission, Canada. Final Report of the Work of
the Commission. Printed by The Industrial and Technical Press Ltd, Toronto, 1920, p. 161-182.

Veerman, H., 1971. Geophysical and Geochemical Report on the Pinto Claim Group. Assessment
Report 2952.

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21.0 CERTIFICATE OF AUTHOR, DATE AND SIGNATURE PAGE

Paul D. Gray, BSc . (Honours), P.Geo

I, Paul D. Gray, P. Geo., of #1 - 1081 West 8th Avenue, Vancouver, British Columbia, V6H 1C3 do hereby certify that:

1.	I am a Consulting Geologist with Paul D. Gray Geological Consulting, #1 - 1081 West 8th Avenue, Vancouver, British Columbia, Canada, V6H 1C3.

2.	I graduated with a Bachelor of Science degree in Earth Science from the Dalhousie University in 1997 and with an Honours Bachelor of Science degree in Earth Science in 2004.

3.	I am a member of the PDAC, AMEBC, and the Association of Engineers and Geoscientists of British Columbia, Registered in the Province of British Columbia (APEGBC No. 29833).

4.	I have practiced my profession as a geologist for 11 years, working in British Columbia, the Northwest Territories, the United States of America, Honduras, Central America and Mongolia.

5.	I authored the technical report titled “Technical Report on the Pinto Property, British Columbia, Canada”. The Pinto Property is held by Hammer Handle Enterprises Inc.

6.	I have no prior involvement with the issuer.

7.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the report, the omission of which would make the report misleading.

8.	I am independent of Hammer Handle Enterprises Inc.

Dated this 17th Day of December, 2007

/s/ Paul D. Gray, P.Geo
Paul D. Gray, P.Geo.

Paul D. Gray Geological Consultants
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